As filed with the Securities and Exchange Commission on March 29, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RARE Hospitality International, Inc.
(Exact name of Registrant as specified in its charter)

Georgia	58-1498312
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporate or Organization)	Identification No.)
8215 Roswell Road, Bldg. 600
Atlanta, GA 30350
Telephone: (770) 399-9595
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
W. Douglas Benn
Chief Financial Officer and Corporate Secretary
Rare Hospitality International, Inc.
8215 Roswell Road, Bldg. 600
Atlanta, GA 30350
Telephone: (770) 399-9595
(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:
Mark F. McElreath
Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Telephone: (212) 210-9400
Facsimile: (212) 210-9444

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Each Class of Securities	To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered	Unit (1)	Price	Registration Fee
2.50% Convertible Senior Notes due November 15, 2026	$125,000,000 (2)	100%	$125,000,000	$3,837.50
Common stock, no par value per share	2,871,125 shares (3)	—	—	(4)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2)	Represents the aggregate principal amount of the notes issued by the registrant.

(3)	This number represents the number of shares of common stock that are initially issuable upon conversion of the 2.50% convertible senior notes due 2026 registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the notes, the Company calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 22.9690 shares of common stock per each $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $43.53 per share of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminable number of additional shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling securityholders.

(4)	No filing fee is payable with respect to the common stock issuable upon conversion of the notes under Rule 457(i), because no additional consideration will be received in connection with the conversion privilege.
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

STRICTLY CONFIDENTIAL
$125,000,000
RARE Hospitality International, Inc.
2.50% Convertible Senior Notes due 2026
THE COMPANY
•	We own, operate, and franchise restaurants under the names LongHorn Steakhouse, The Capital Grille and Bugaboo Creek Steak House.
THE NOTES
•	We issued the notes offered by this prospectus in a private placement on November 22, 2006. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or the shares of common stock offered by the selling securityholders pursuant to this prospectus. The selling securityholders, and the maximum amount of securities that they may offer, are identified beginning on page 61 of this prospectus.

•	The notes bear interest at the rate of 2.50% per year, payable on May 15 and November 15 of each year, beginning May 15, 2007. The notes will mature on November 15, 2026.

•	The notes are senior unsecured obligations of RARE Hospitality International, Inc., and rank equally with all of our other senior unsecured indebtedness and are effectively subordinated to our secured indebtedness and to all liabilities of our subsidiaries.

•	Holders may convert their notes prior to the close of business on the second business day prior to the stated maturity date at any time after November 15, 2025 and also under the following circumstances: (i) if the closing sale price of our common stock reaches a specified threshold over a specified time period; (ii) if the trading price of the notes is below a specified threshold for a specified time period; (iii) if the notes have been called for redemption; (iv) upon the occurrence of the specified transactions described in this prospectus; or (v) if our common stock ceases to be listed on a U.S. national or regional securities exchange. Subject to the exceptions described under “Description of Notes” in this prospectus, upon conversion of notes we will deliver cash and common stock, if any, with an aggregate value, which we refer to as the “conversion value,” equal to the applicable conversion rate multiplied by the average price (as defined in this prospectus) of our common stock as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the converted notes and (b) the conversion value; and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount.” We may pay the net amount, at our option, in cash, common stock or a combination of cash and common stock.

•	The initial conversion rate for each $1,000 principal amount of notes will be 22.9690 shares. This is equivalent to an initial conversion price of approximately $43.54 per share of common stock. For a discussion of the circumstances in which the conversion rate will be subject to adjustment, see “Description of Notes — Conversion Rate Adjustments” in this prospectus. In addition, if certain fundamental change transactions occur prior to November 21, 2013 and a holder elects to convert notes in connection with any such transaction, we will increase the conversion rate in connection with such conversion.

•	On or after November 21, 2013, we may redeem the notes in whole or in part for cash at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. We may not redeem the notes prior to November 21, 2013.

•	On November 15, 2013, November 15, 2016, and November 15, 2021, as well as following the occurrence of certain fundamental change transactions, holders may require us to repurchase notes in whole or in part for cash at 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest.
REGISTRATION AND TRADING
•	Our common stock is listed on the NASDAQ Global Select Market under the symbol, “RARE.” On March 28, 2007, the last reported sales price for our common stock was $29.54 per share.
•	We do not intend to list the notes on any securities exchange or to include the notes in any automated quotation system. The notes are eligible for trading in The PORTAL MarketTM of the National Association of Securities Dealers, Inc.
NOTICE TO INVESTORS
•	You should consider carefully the risk factors beginning on page 5 of this prospectus as well as the risk factors relating to our business that are incorporated by reference in this prospectus before investing in the notes.
•	No securities commission or similar regulatory authority has reviewed or in any way passed upon this prospectus or the merits of the securities offered herein and any representation to the contrary is a criminal offense.
The date of this prospectus is March 29, 2007.

  i

SUMMARY
     The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, incorporated by reference in this prospectus. Investors should carefully consider the information set forth under “Risk Factors.” Unless the context otherwise requires, the terms “RARE,” “Company,” “we,” “us” and “our” refer to RARE Hospitality International, Inc., and its consolidated subsidiaries.
Our Company
     We operate and franchise 333 restaurants as of February 20, 2007, including 274 LongHorn Steakhouse restaurants, 26 The Capital Grille restaurants and two “specialty restaurants,” Hemenway’s Seafood Grille & Oyster Bar and The Old Grist Mill Tavern. We were incorporated in Georgia in December 1982.
     The number of restaurants we operate as of February 20, 2007 includes 31 Bugaboo Creek Steak House restaurants. On September 21, 2006, we announced that our Board of Directors had approved exiting the Bugaboo Creek Steak House business through the probable sale of the restaurants and brand. Financial results in future financial statements relating to the operations to be divested will be presented as discontinued operations and prior period financial statements have been restated to reflect this presentation. Accordingly, information presented in this prospectus will be related only to our continuing operations.
Restaurant Concepts
     LongHorn Steakhouse restaurants are casual dining, full-service establishments serving both lunch and dinner in an attractive and inviting atmosphere. With locations spread throughout 25 states primarily in the Eastern half of the United States, LongHorn Steakhouse restaurants feature a variety of top quality menu items including signature steaks, as well as salmon, shrimp, chicken, ribs, pork chops, burgers and prime rib. Designed with an inviting décor reminiscent of the classic American West, LongHorn Steakhouse restaurants appeal to all ages with a unique combination of hospitable, attentive service, moderate prices, high quality menu items and a comfortable atmosphere.
     The Capital Grille, with locations in major metropolitan cities in the United States, features relaxed elegance and style. Nationally acclaimed for dry aging steaks on premises, Capital Grille is also known for fresh seafood flown in daily and culinary specials created by its chefs. The restaurants offer an award-winning wine list offering over 300 selections, personalized service, comfortable club-like atmosphere and premiere private dining rooms. The Capital Grille is the ideal dining choice for business meetings and social occasions.

The Offering
     This summary is not a complete description of the notes. You should read the full text of and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus.
     In this portion of the summary, the terms “we,” “us,” “our” and RARE Hospitality International, Inc., refer only to RARE Hospitality International, Inc. and not to any of its subsidiaries.

Issuer of Notes	RARE Hospitality International, Inc.

Notes Offered	$125,000,000 principal amount of 2.50% Convertible Senior Notes due 2026.

Ranking of Notes	The notes are our senior unsecured obligations and rank equally in right of payment with all other existing and future senior unsecured indebtedness. However, the notes are effectively subordinated in right of payment to all of our secured indebtedness and to all liabilities of our subsidiaries.

Interest	The notes bear interest at a rate of 2.50% per year. Interest will be payable semi-annually in arrears in cash on November 15 and May 15 of each year, beginning on May 15, 2007.

Maturity Date	The notes will mature on November 15, 2026 unless previously redeemed, repurchased or converted.

Redemption of Notes at our Option	Prior to November 21, 2013, we may not redeem the notes. However, on or after November 21, 2013, we may redeem the notes in whole or in part, upon not less than 30 nor more than 60 days, prior written notice to holders of the notes, for cash equal to 100% of the principal amount of the notes to be redeemed plus any unpaid interest (including additional interest, if any) accrued to, but excluding, the redemption date.

Repurchase of Notes at Each Holder’s Option on Certain Dates	Holders of notes may require us to repurchase their notes in whole or in part on November 15, 2013, November 15, 2016, and November 15, 2021 for cash equal to 100% of the principal amount of the notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued and to, but excluding, the repurchase date.

Repurchase of Notes at Each Holder’s Option Upon Certain Fundamental Change Transactions	If we undergo certain fundamental change transactions, holders of notes may require us to repurchase their notes in whole or in part for cash equal to 100% of the principal amount of the notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued and to, but excluding, the repurchase date.

Conversion Rights	Holders may convert their notes based on the applicable

conversion rate (described below), at any time after November 15, 2025, but prior to the close of business on the second business day immediately preceding the stated maturity date, and also under any of the following circumstances:

•     during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter), if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 125% of the conversion price per share of common stock in effect on the applicable trading day;

•     during the five consecutive trading day period following any five consecutive trading day period in which the trading price of the notes was less than 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate;

• if the notes have been called for redemption;

• upon the occurrence of specified transactions described under “Description of Notes — Conversion Rights — Conversion upon Specified Transactions” in this prospectus; or

• if our common stock ceases to be listed on a U.S. national or regional securities exchange.

By delivering to the holder cash and shares of our common stock, if any, we will satisfy all of our obligations with respect to the notes tendered for conversion. Accordingly, upon conversion of a note, accrued and unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Conversion Rate	The initial conversion rate for each $1,000 principal amount of notes is 22.9690 shares of our common stock, payable in cash and, at our election, shares of our common stock, as described under “Description of Notes — Conversion Settlement” in this prospectus. In addition, if certain fundamental change transactions occur prior to November 21, 2013 and a holder elects to convert notes in connection with any such transaction, we will increase the conversion rate in connection with such conversion by a number of additional shares of our common stock based on the date such transaction becomes effective and the price paid per share of common stock in such transaction, subject to adjustment, as described herein under “Description of Notes — Conversion Rate Adjustments — Make Whole upon Certain Fundamental Change Transactions” in this prospectus. The conversion rate may also be adjusted under certain other circumstances, including the payment of cash dividends, but will not be adjusted for accrued and unpaid interest on the notes. See “Description of the Notes — Common Rate Adjustments” in this prospectus.

Conversion Settlement	Upon conversion, we will deliver cash and, at our election, shares of our common stock, with an aggregate value, which is referred to as the “conversion value,” equal to the conversion rate multiplied by the average price of our common shares as follows: (i) an amount in cash, which will be referred to as the “principal return,” equal to the lesser of (a) the principal amount of the converted notes and (b) the conversion value, and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which is referred to as the “net amount.” The net amount may be paid, at our option, in cash, our common shares, or a combination of cash and our common shares.

No Shareholder Rights for Holders of Notes	Holders of notes, as such, will not have any rights as shareholders of RARE Hospitality International, Inc. (including, without limitation, voting rights and rights to receive dividends or other distributions on our common stock).

Trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange or for quotation on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “RARE.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of our common stock issuable upon conversion of the notes.

Book-Entry Form	The notes were initially issued in book-entry only form and are represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC. Beneficial interests in a global certificate representing the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances described in “Description of Notes — Book-Entry System.”

Risk Factors	You should read carefully the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus, for risks related to an investment in the notes and the common stock into which the notes may be convertible.

RISK FACTORS
     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of the notes and our common stock could decline substantially.
Risks Related To Our Business
Fluctuations in our operating results may result in decreases in our stock price.
     Our operating results may fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in same store sales, increases in food and other costs not offset by menu price increases, weather conditions, availability of adequate sources of supply or distribution, changes in consumer preferences, consumer concern over food quality or health issues, competitive factors, war, insurrection and/or terrorist attacks on United States soil. As a result, our operating results may fall below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decrease.
     In the past, our pre-opening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most pre-opening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had, and is expected to continue to have, a significant impact on quarterly pre-opening costs, labor, direct and occupancy costs. Due to these factors, results for a quarter may not indicate results to be expected for any other quarter or for a full fiscal year.
We may not be able to successfully complete the divestiture of the Bugaboo Creek Steak House restaurants and brand.
     On September 21, 2006, we announced that our Board of Directors had approved exiting the Bugaboo Creek Steak House business through the possible sale of the restaurants and brand. On February 27, 2007, we announced that we had signed a definitive agreement for the sale of the Bugaboo Creek Steak House business for $28.0 million. This closing, which is expected to occur in the third quarter of fiscal 2007, is subject to the closing of the purchasers financing, obtaining necessary consents and other, customary closing conditions. We cannot assure you that we will be able to complete the divestiture of the Bugaboo Creek Steak House business. If we are unable to close on the sale of the Bugaboo Creek Steak House business, we will be required to alter our current business strategy to determine how to proceed with this business segment. As a result, we may be required to engage in further restructuring activities or cease operating some or all of the Bugaboo Creek Steak House restaurants. In any such case, we may incur additional expenses and management’s attention may be diverted from our current business strategy, which could have a material adverse effect on our business.
We may experience volatility in our stock price due to factors other than our operating results.
     The market price of our common stock may experience significant volatility from time to time. Such volatility may be affected by factors other than our operating results such as changes in the economy, financial markets, consumer confidence, and the operating results of our competitors or the restaurant industry in general. In recent years, the stock market has experienced extreme price and volume fluctuations, which have had a significant effect on the market prices of the securities issued by a company, which may be unrelated to the operational performance of the company. In addition, we may be subject to securities class action litigation if the market price of our stock experiences significant volatility. Our management’s attention and resources may be diverted from normal operations if we would become subject to any securities class action, which may have a material adverse effect on our business.
We may experience higher operating costs due to increased food prices, wages and other costs which will reduce our profits if we cannot increase menu prices to cover them.
     If we have to pay higher prices for food, supplies, energy, or other items, or increase the compensation or benefits to our employees, we will have an increase in operating costs. If we are unable or unwilling to increase our menu prices or take other actions to offset our increased operating costs, our profits will decrease. Many factors affect the prices that we have to pay for the various food and other items that we need to operate our restaurants, including seasonal fluctuations, longer term cycles and other fluctuations in livestock markets, changes in weather or demand and inflation. Factors that may affect the salaries and benefits that we pay to our employees include the local unemployment rates and changes in minimum wage and employee benefits laws. For example, during 2006, the District of Columbia along with the states of Connecticut, Florida, Maine, Maryland, Michigan, Nevada, New Jersey, New York, Rhode Island, West Virginia, Wisconsin and Vermont increased the minimum wage of workers in the respective states, resulting in higher operating costs for us in those states. In addition to the above factors over which we have no control, we may introduce new menu items and operating procedures, which may either temporarily or permanently result in increased food or labor costs.
We may incur additional costs or liabilities and lose revenue as the result of government regulation.
     Our restaurants are subject to extensive federal, state and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes, and other health, sanitation and safety matters. Our restaurants may lose revenue if they are unable to maintain liquor or other licenses required to serve alcoholic beverages or food. If one or more of our restaurants was unable to serve alcohol or food for even a short time period, we could experience a reduction in our overall revenue.
     Our restaurants are subject to “dram shop” laws which allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. A lawsuit under a dram shop law may result in a verdict in excess of our liability insurance policy limits which could result in substantial liability for us and which may have a material adverse effect on our profitability.
     The costs of operating our restaurants may increase if there are changes in laws governing minimum hourly wages, mandatory healthcare coverage for employees, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations such as those governing access for the disabled, such as the Federal Americans with Disabilities Act. If any of the above costs increased and we were unable to offset such increase by increasing our menu prices or by other means, we would experience an increase in our operating expenses and a reduction in our profitability.
The food service industry is affected by publicity concerning food quality, health and other issues. Such publicity, which could be publicity of a national or industry nature or litigation or publicity specific to us, could cause customers to avoid our restaurants and products.
     The food service business can be affected by adverse publicity concerning food quality, health and other issues. That publicity has the potential to affect consumer and employee behavior and may lead consumers and employees to avoid public places, including restaurants. This behavior would have a negative impact on our restaurant sales and profitability.
     The food service businesses can also be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns, guest service patterns or other operating issues stemming from one store or a limited number of stores, including stores operated by our franchisees or other food service operators. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. Because one of our competitive strengths is the taste and quality of our food, adverse publicity relating to food quality or other similar concerns affects us more than it would food service businesses that compete primarily on other factors. We could also incur significant liabilities if a lawsuit or claim resulted in a decision against us, or in significant litigation costs, regardless of the result.
Changing consumer preferences and discretionary spending patterns could force us to modify our restaurant’s concept and menu and could result in a reduction in our revenues.
     Even if we are able to successfully compete with other restaurant companies with similar concepts, we may be forced to make changes in one or more of our concepts in order to respond to changes in consumer tastes or dining patterns. Consumer preferences could be affected by health concerns about the consumption of beef, the primary item on our LongHorn Steakhouse and Capital Grille menus, or by specific events such as the outbreak of “mad cow disease.” If we change a restaurant concept, we may lose customers who do not prefer the new concept and menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. We may have different or additional competitors for our intended customers as a result of such a concept change and may not be able to successfully compete against such competitors. In addition, consumer preferences could be affected by a public concern over health issues, such as the “avian flu,” causing fear about the consumption of chicken, eggs and other products derived from poultry. The inability to serve poultry-based products would greatly restrict our ability to provide a variety of menu items to our guests. Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income, consumer confidence and the United States’ participation in war activities. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could reduce revenues and operating income.
Our restaurants may not be able to continue to compete successfully with other restaurants or restaurant concepts, which could lead to a reduction in our revenues.
     If our restaurants are unable to continue to compete successfully with other restaurants in new and existing markets, we may lose significant revenue. Our industry is intensely competitive with respect to price, service, location, type and quality of food. We compete with other restaurants for customers, restaurant locations and qualified management and other restaurant staff. Our LongHorn Steakhouse restaurants compete with other mid-priced, full service, casual dining restaurants, including steakhouses such as Outback Steakhouse, Lone Star Steakhouse, Texas Roadhouse and Logan’s Roadhouse and other casual dining restaurants such as Red Lobster, Olive Garden and Chili’s. Our Capital Grille restaurants compete with other upscale restaurants, including steakhouses, such as Morton’s of Chicago, Ruth’s Chris Steakhouse, Fleming’s Prime Steakhouse and Wine Bar and The Palm, as well as independent operators. Some of our competitors have greater financial resources than we have, have been in business longer or are better established in the markets where our restaurants are located or are planned to be located.
     Even if we do not incur substantial opening and promotion costs in opening a new restaurant that we would not otherwise usually incur, we may not be able to profitably operate a new restaurant in new markets. If we open restaurants in areas where we did not previously have a restaurant, we may not be able to attract enough customers to operate those restaurants at a profit because potential customers may be unfamiliar with our restaurants or the atmosphere or the menu of our restaurants might not appeal to them. Part of our expansion plans includes opening restaurants in markets in which we already have existing restaurants. We may be unable to attract enough customers to the new restaurants for them to operate at a profit. Even if we are able to attract enough customers to the new restaurants to operate them at a profit, those customers may be former customers of one of our existing restaurants in that market and the opening of a new restaurant in the existing market could reduce the revenue and profitability of our existing restaurants in that market.
We could face shortages of qualified labor, which could slow our growth or otherwise strain our infrastructure.
     Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to keep pace with our expansion schedule. Qualified individuals of the requisite caliber and a number needed to fill these positions are in short supply in some areas. Any future inability to recruit and retain sufficient individuals may delay the planned openings of new restaurants. Any such delays, any material increases in employee turnover rates in existing restaurants, or any wide spread employee dissatisfaction resulting in a class action lawsuit could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.
We may not be able to successfully manage growth.
     We may also face the risk that our existing systems and procedures, restaurant management systems, financial controls and information systems will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and this infrastructure. If we fail to continue to improve our information systems and financial controls or to manage other factors necessary for us to achieve our expansion objectives our operating results or cash flows could be materially adversely affected.
Unanticipated expenses and market acceptance could affect the profitability of restaurants we open in new markets.
     As part of our expansion plans, we may open new restaurants in areas in which we have little or no operating experience and in which potential customers may not be familiar with our restaurants. As a result, we may have to incur costs related to the opening, operation and promotion of those new restaurants that are substantially greater than those incurred in other areas. Even though we may incur substantial additional opening and promotion costs with these new restaurants, they may fail to attract the number of customers that our more established restaurants in existing markets attract. As a result, the revenue and profit generated at new restaurants may not equal the revenue and profit generated by our existing restaurants. The new restaurants may even operate at a loss. Because of our limited number of existing restaurants, if we open one or more new restaurants that we are unable to operate at a profit, this could have a significant adverse effect on our overall profits.
We may incur additional costs and reduced profits by failing to open or by delaying the opening of planned restaurants.
     We currently plan to open approximately 36 to 38 new restaurants in 2007. If we are unable to open new restaurants or have to delay the opening of new restaurants, we may incur substantial costs we would not otherwise incur, which may directly decrease our profits. We may be unable to open such restaurants, or unable to open them on time, due to weather and acts of God or factors such as our inability to:
•	find quality locations to open new restaurants;

•	reach acceptable agreements regarding the lease or purchase of locations on which to open new restaurants;

•	raise or have available an adequate amount of money to construct and open new restaurants;

•	hire, train and retain the skilled management and other employees necessary to staff new restaurants when they are scheduled to open;

•	obtain, for an acceptable cost, the permits and approvals required to open new restaurants; and

•	efficiently manage the amount of time and money used to build and open each new restaurant.
     In addition, if we believe that we will be unable to open a new restaurant because of one of the above factors, we may have to stop construction of the restaurant or terminate any lease or purchase contract that we entered into regarding such restaurant and pay accelerated rent, damages and/or a termination fee to the other party to the contract. All of these factors could lead to an increase in our operating expenses and result in a decrease in our profits. The failure to open new restaurants on a timely basis will also reduce the sales those restaurants would have contributed to our projected revenues.
We may incur additional costs or liabilities due to changes in our income tax provision.
     Our income tax provision is sensitive to expected earnings and, as expectations change, our income tax provisions may vary from quarter-to-quarter and year-to-year. In addition, from time to time, we may take positions for filing our tax returns that differ from the treatment for financial reporting purposes. The ultimate outcome of such positions could cause our effective tax rate to fluctuate from quarter to quarter.
Our future performance depends on our senior management who are experienced in restaurant management and who could not easily be replaced with executives of equal experience and capabilities.
     We believe that we depend significantly on the services of Philip J. Hickey, Jr., our Chairman of the Board of Directors and Chief Executive Officer, and Eugene I. Lee, Jr., our President and Chief Operating Officer. If we lost the services of either Messrs. Hickey or Lee, for any reason, we may be unable to replace them quickly with qualified personnel, which could have a material adverse effect on our business and development. Although we have employment agreements with Messrs. Hickey and Lee, we could not prevent them from terminating their employment with us. Also, we do not carry key person life insurance on Messrs. Hickey or Lee.
Our operating results could be negatively affected by our inability to acquire the proper supply of our products.
     Our business is dependent upon our ability to purchase high-quality food products in sufficient quantity. Economic conditions affecting our suppliers, or animal or plant disease could adversely affect our ability to obtain an adequate supply of products of the proper quality. In the event that we are unable to obtain an adequate supply of food products of the proper quality, our revenues and operating income would decrease.
We may lose revenue or incur increased costs if our restaurants do not receive frequent deliveries of food and other supplies.
     We have a contract with a single distributor for the distribution of most meat, food and other supplies for our LongHorn Steakhouse and Capital Grille restaurants. If this distributor does not perform adequately or otherwise fails to distribute product or supplies to our restaurants, our inability to replace this distributor in a short period of time on acceptable terms could increase our costs or could cause shortages at our restaurants of food and other items which may cause us to remove certain items from a restaurant’s menu or temporarily close a restaurant. If we temporarily close a restaurant or remove popular items from a restaurant’s menu, that restaurant may experience a significant reduction in revenue during the time affected by the shortage or thereafter as a result of our customers changing their dining habits.

Our anti-takeover provisions may limit shareholder value.
     We have provisions in our articles of incorporation and in our shareholder protection rights agreement that may discourage or prevent a person or group from acquiring us without our approval. A shareholder may not receive as much in exchange for their shares of common stock as they could without these provisions. The following is a description of the above provisions that may reduce the market value of our shares of common stock. Under our shareholder protection rights agreement, we distributed one preferred stock purchase right for each outstanding share of our common stock to the shareholders of record on November 20, 1997. Each right entitles holders of a share of our common stock to purchase one one-hundredth of a share of our junior participating preferred stock at an exercise price initially equal to $48.00 and currently $21.33 after giving effect to two 3 for 2 stock splits. Each one one-hundredth of a share of our junior participating preferred stock (1) has the same voting rights as one share of our common stock and (2) would be paid dividends at least equal to the dividends paid on each share of our common stock. Our preferred stock purchase rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock, or announces a tender or exchange offer upon completion of which such person or group would beneficially own 15% or more of our common stock. If a person or group becomes a beneficial owner of 15% or more of our common stock, then each right not owned by the person or group entitles its holder to purchase, for an amount of cash equal to the right’s then-current exercise price, shares of our common stock having a value equal to twice the right’s exercise price. We may redeem the rights at a price of $.01 per right at any time until the close of business on the tenth business day following our announcement that a person or group has become the beneficial owner of 15% or more of our common stock.
     Our articles of incorporation contain a provision, which provides that our board of directors consists of three classes of directors. Each class has the same number of directors or as close to equal as possible. The directors of each class serve for a term of three years with each class’ term expiring in different successive years. For example, the term of the first class may expire in 2007 and each director elected in the first class in 2007 would serve until 2010, the term of the second class would expire in 2008 and each director elected in the second class in 2008 would serve until 2011, and the term of the third class would expire in 2009 and each director elected in 2009 would serve until 2012. As a result, shareholders with sufficient shares to determine the election of directors would have to vote for their nominees at two successive annual meetings of shareholders in order to elect a majority of the directors.
Risks Related to the Notes
The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.
     The notes are our senior unsecured obligations and rank equally in right of payment with any of our other senior unsecured indebtedness. However, the notes are effectively subordinated in right of payment to all of our secured indebtedness, including any amounts we borrow under our revolving credit facility or any secured indebtedness we may incur in the future, to the extent of the value of the collateral securing such indebtedness. The revolving credit facility is secured by the common stock of entities that own substantially all of the Bugaboo Creek Steak House and The Capital Grille restaurants. As of December 31, 2006, there were no amounts outstanding under our revolving credit facility, however, the revolving credit facility allows us to borrow up to $100.0 million through its maturity in July 2010. The indenture governing the notes does not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.
     We will use a portion of our cash flow from operations to make payments (primarily interest and principal) on our debt. This will reduce the funds available for our operations and capital expenditures. Also, the overall amount of debt we have outstanding and the restrictive covenants contained in the terms of that debt, including our revolving credit facility, may make us vulnerable to economic downturns and competitive pressures, and may hinder our ability to accomplish our strategic objectives.
The notes are effectively subordinated in right of payment to the liabilities and preferred equity of our subsidiaries.
     The notes are exclusively our obligations and are not guaranteed by any of our subsidiaries. The notes are effectively subordinated in right of payment to all unsecured and secured liabilities of our subsidiaries, including capital lease obligations. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors. As of December 31, 2006, the total liabilities (including capital lease obligations, trade payables and other current and long-term liabilities, but exclusive of intercompany debt) of our consolidated subsidiaries were approximately $92.4 million. The indenture governing the notes does not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.
We may depend on the cash flows from our subsidiaries in order to satisfy our obligations under the notes.
     We are an operating entity that also conducts a significant portion of our business through our subsidiaries. Our operating cash flows and consequently our ability to service our debt, including the notes, is therefore partially dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries’ ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries’ indebtedness, applicable laws and other factors.
Our stock price, and therefore the price of the notes, may be subject to significant fluctuations and volatility.
     The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for non-convertible debt securities. Additionally, holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock. Among the factors that could affect our common stock price are those discussed above under “— Risks Related to Our Business” as well as:
•	our operating and financial performance and prospects;

•	quarterly variations in our operating results;

•	federal or state legislative, licensing or regulatory changes with respect to our industry;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.
     In addition, the stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and of the notes.
     Additionally, the price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.
The conditional conversion feature of the notes could result in you not receiving the value of the common stock into which the notes are convertible.
     The notes are convertible after November 15, 2025 but prior to the close of business on the second business day prior to the stated maturity date and also if certain conditions are met. For example, the ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching specified thresholds. If the closing price threshold for conversion of the notes as described under “Description of the Notes — Conversion Rights — Conversion Upon Satisfaction of Market Price Condition” is satisfied during a calendar quarter, holders may convert their notes only during the subsequent calendar quarter. The notes are also convertible if the trading price of the notes is below a specified threshold for a specified time period or if certain specified transactions or events occur, such as a fundamental change, and then only at prescribed times. See “Description of Notes — Conversion Rights.” If none of the foregoing conditions are met, holders of notes will not be able to convert their notes prior to November 15, 2025 and therefore may not be able to receive the value of the consideration for which the notes would otherwise be convertible.

We may not have the cash necessary to pay the principal return and any net amount upon a conversion of notes or to repurchase the notes on specified dates or following certain fundamental change transactions.
     Upon a conversion of notes in accordance with their terms, we will be required to pay the principal return of such notes in cash. Holders of notes also have the right to require us to repurchase the notes for cash on November 15, 2013, November 15, 2016 and November 15, 2021, or upon the occurrence of certain fundamental change transactions. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay the principal return and any such net cash amount or make the required repurchase of notes, as the case may be, in cash at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms. In addition, our ability to pay the principal return and any such net cash amount or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. However, our failure to pay the principal return and any such net cash amount or make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases.
We have a right to deliver all cash upon conversion of notes and holders may not receive any of our common stock upon conversion.
     We may elect to pay the entire net amount due under the notes in cash. As a result, we are not required to deliver any of our common stock upon a conversion of notes. Therefore, holders may not be able to obtain any benefits of future ownership of our common stock upon any such conversion and would be required to incur the related transaction costs to purchase our common stock with the cash consideration received upon such conversion, including our common stock that holders may require in order to cover short positions.
An active trading market for the notes may not develop.
     The notes are a new issue of securities, and there is currently no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the initial purchasers have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, an active public trading market may not develop for the notes and, even if one develops, may not be maintained. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.
     The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, the number of potential buyers, prevailing interest rates, the time remaining to the maturity of your notes, the financial condition, results of operations, business, prospects and credit quality of us and our subsidiaries, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible or exchangeable into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of the financial condition, results of operations, business, prospects or credit quality of us and our subsidiaries.
     The notes have a number of features that may adversely affect the value and trading prices of the notes, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, since the conversion value of the notes is dependent on the closing sale price of our common stock, volatile or depressed market prices for our common stock is likely to have a similar effect on the trading prices of the notes. It is impossible to assure holders of notes that the closing sale price of our common stock in the future will not have an adverse effect on the trading prices of the notes.
Transfers of the notes and any shares of our common stock that may be issued upon conversion of the notes will be restricted.
     The notes were issued and any shares of our common stock that may be issued upon conversion of the notes will be issued in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. As a result, you may transfer or resell the notes and any shares of our common stock that may be issued upon conversion of the notes only in transactions registered in accordance with, or exempt from or not subject to, these registration requirements. Selling securityholders who sell notes or any shares of our common stock issued upon conversion of the notes pursuant to a shelf registration statement may be subject to restrictions and potential liability under the Securities Act. See “Description of Notes — Registration Rights; Additional Interest” in this prospectus.
The applicable conversion rate of the notes may not exceed 29.8597 shares of our common stock per $1,000 principal amount of notes and may not be adjusted for all dilutive events.
     The applicable conversion rate of the notes may not exceed 29.8597 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in certain cases. As a result, holders of the notes will not realize the benefits of an increase to the conversion rate otherwise described in this prospectus if such increase, together with previous increases, would result in the issuance of a number of shares of our common stock upon conversion in excess of such specified maximum amount.
     The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock or cash dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of shares of our common stock and certain tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.
The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.
     If you convert notes in connection with a fundamental change prior to November 21, 2013, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes, as described under “Description of the Notes — Conversion Rate Adjustments — Make Whole Upon Certain Fundamental Change Transactions.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described under “Description of the Notes — Conversion Rate Adjustments — Make Whole Upon Certain Fundamental Change Transactions,” there will be no such increase in the conversion rate.
The definition of a fundamental change requiring us to repurchase notes is limited and therefore the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.
     The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which at least 90% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. The term “fundamental change” also excludes transactions that occur when the closing sale price of our common stock for any five trading days within (1) the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to the acquisition of capital stock, or (2) the period of 10 consecutive trading days ending immediately after the fundamental change, in the case of a fundamental change relating to a merger, consolidation or asset sale, equals of exceeds 105% of the conversion price applicable to the notes on each of those trading days. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Repurchase at Option of Holders upon a Fundamental Change.”
Upon conversion of the notes, holders may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised and the day the value of our common stock is determined.
     The conversion value that holders will receive upon conversion of notes will be determined on the basis of the closing sale price of our common stock on the NASDAQ Global Select Market for each of the 10 consecutive trading days beginning on the third trading day following the date the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the conversion value will be adversely affected.

Our level of indebtedness could adversely affect our financial performance and impact our ability to make payments on the notes.
     As of December 31, 2006, after giving effect to this offering, we had total debt of approximately $166.6 million (including capital lease obligations). In addition, our revolving credit facility allows us to borrow up to $100.0 million through its maturity in July 2010. Our level of indebtedness could have important consequences to the holders of the notes. For example, it:
•	may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes;

•	will require us to dedicate a substantial portion of our cash from operations to the payment of principal and interest on our debt, reducing the funds available to us for other purposes, including expansion through acquisitions, capital expenditures, marketing spending and restaurant openings;

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors; and

•	may place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital.
     Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.
     In addition, our revolving credit facility contains various covenants that limit our discretion in the operation of our business and could prohibit us from engaging in transactions we believe to be beneficial. In particular, the revolving credit facility contains certain financial covenants, including leverage and interest coverage ratios, as well as maximum capital expenditure covenants.
The notes do not restrict our ability to incur additional debt or to take other action that could negatively impact holders of the notes.
     We are not restricted under the terms of the indenture and the notes from incurring additional indebtedness or securing indebtedness other than the notes. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the indenture and the notes.
Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.
     The conversion of some or all of the notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
     If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
You should consider the United States federal income tax consequences of owning the notes.
     The United States federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations.”
If we pay a cash dividend on our common stock or certain other events occur, you may be deemed to have received a taxable dividend without the receipt of any cash.
     If we pay a cash dividend on our common stock, or under certain other events set forth in “Description of the Notes — Conversion Rate Adjustments” below, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See “Certain U.S. Federal Income Tax Considerations.”
Provisions of the notes, our corporate documents and Georgia law could discourage an acquisition of us by a third party.
     Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes. In addition, our articles of incorporation, bylaws and shareholder protection rights agreement, as well as Georgia law, contain provisions that may discourage or delay the acquisition of us by a third party. See “— Risks Related To Our Business — Our Anti-takeover provisions may limit shareholder value.”
An adverse rating of the notes may cause their trading prices to fall.
     If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower ratings on the notes in the future. If a rating agency assigns a lower-than-expected rating or reduces, or indicates that it may reduce, its rating in the future, the trading price of the notes could significantly decline.

FORWARD-LOOKING STATEMENTS
     Some of the statements in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include statements regarding the intent, belief or current expectations of us and members of our management team, as well as assumptions on which such statements are based. Forward-looking statements generally can be identified by the use of terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. All forward-looking statements in this prospectus and the documents incorporated by reference herein are based upon information available to us on the date of this prospectus or the documents incorporated by reference herein, as the case may be. Forward-looking statements involve a number of risks and uncertainties, and in addition to the risk factors discussed under the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein, other factors that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements include the following:
•	our ability to execute capital structure and other initiatives intended to enhance long-term shareholder value;

•	our ability to obtain financing on terms acceptable to us and maintain compliance with the covenants included in such financing;

•	our ability to repurchase our shares in the expected number and at prices that would be accretive to our financial results;

•	our ability to complete the sale of our Bugaboo Creek Steak House restaurants successfully;

•	failure of facts to conform to necessary management estimates and assumptions regarding financial and operating matters;

•	our ability to identify and secure suitable locations for new restaurants on acceptable terms, open the anticipated number of new restaurants on time and within budget, achieve anticipated rates of same store sales, hire and train additional restaurant personnel and integrate new restaurants into our operations;

•	the continued implementation of our business discipline over a large and growing restaurant base;

•	increases in the cost of construction of new restaurants;

•	unexpected increases in cost of sales or employee, pre-opening or other expenses;

•	the economic conditions in the new markets into which we expand and possible uncertainties in the customer base in these areas;

•	fluctuations in quarterly operating results;

•	seasonality;

•	unusual weather patterns or events;

•	changes in customer dining patterns;

•	the impact of any negative publicity or public attitudes related to the consumption of beef or other products we sell;

•	unforeseen increases in commodity pricing;

•	disruption of established sources of product supply or distribution;

•	competitive pressures from other national and regional restaurant chains;

•	legislation adversely affecting the restaurant industry, including (without limitation) minimum wage and mandatory healthcare legislation;

•	business conditions, such as inflation or a recession, or other negative effect on dining patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil;

•	growth in the restaurant industry and the general economy;

•	changes in monetary and fiscal policies, laws and regulations; and

•	the risks identified from time to time in our SEC reports incorporated by reference herein.
     Any forward-looking statement speaks only as of the date on which it was made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

USE OF PROCEEDS
     We will not receive any cash proceeds from the sale by any selling securityholder of the notes or the shares of the common stock issuable upon conversion of the notes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	December 31,	December 25,	December 26,	December 28,	December 29,
	2006	2005	2004	2003	2002
Consolidated ratio of earnings to fixed charges	11.53x	13.42x	14.19x	14.54x	7.98x
     Our consolidated ratio of earnings to fixed charges, including our consolidated subsidiaries, is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before the cumulative effect of changes in accounting principles and provisions for income taxes, plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized.

DESCRIPTION OF NOTES
     The following description summarizes certain terms and provisions of the notes, the indenture and the registration rights agreement that we entered into in connection with the offering of the notes, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes, the indenture and the registration rights agreement, which are incorporated herein by reference. We will provide copies of these documents to you upon request.
     Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes, the indenture or the registration rights agreement, as applicable. Unless otherwise expressly stated or the context otherwise requires, all references to “we,” “us,” “our,” “ourselves” or “RARE” shall mean RARE Hospitality International, Inc., excluding our consolidated subsidiaries. Unless the context otherwise requires, the term “interest” includes additional interest, if any, due under the registration rights agreement.
General
     The notes were issued under the indenture, dated as of November 22, 2006, between us and The Bank of New York Trust Company, N.A., as trustee, which we refer to herein as the “indenture.”
     The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act for a statement thereof. Copies of the indenture and the form of the notes are available for inspection at the corporate trust office of the trustee, currently located at 100 Ashford Center North, Suite 520, Atlanta, Georgia 30338.
     The notes are initially limited in aggregate principal amount to $125,000,000. The indenture does not limit the amount of notes that we may issue under the indenture, and we may, without the consent of the holders of the notes, reopen this series of notes and issue additional notes under the indenture in addition to the notes authorized as of the date of this prospectus on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. The notes are our direct, unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.
     The notes are exclusively our obligations and are not guaranteed by any of our subsidiaries. Although we own a substantial portion of our consolidated assets ourselves, rather than through subsidiaries, a portion of our consolidated assets (amounting to approximately 35.3% of our total consolidated assets at December 31, 2006) are held by our subsidiaries. Accordingly, our cash flow and our consequent ability to service debt, including the notes, are partially dependent on the earnings of our subsidiaries, and the notes will be effectively subordinated in right of payment to all existing and future indebtedness, guarantees and other liabilities of those subsidiaries. As of December 31, 2006, our subsidiaries had total liabilities of $92.4 million. In addition, our subsidiaries have significant obligations under long-term operating property leases. Three of our operating subsidiaries, RARE Hospitality Management, Inc., Bugaboo Creek Holdings, Inc., and Capital Grille Holdings, Inc., guarantee our obligations under our revolving credit facility. Our subsidiaries may also from time to time guarantee our other indebtedness.
     The notes are also effectively subordinated to any of our secured indebtedness that may be outstanding from time to time under our revolving credit facility to the extent of the value of the assets securing such indebtedness. Our revolving credit facility permits us to borrow up to $100.0 million. As of December 31, 2006, there were no outstanding borrowings under our revolving credit facility.
     Although the covenants applicable to us in our revolving credit facility impose certain limitations on the incurrence of additional indebtedness, both we and our subsidiaries will retain the ability to incur substantial additional secured and unsecured indebtedness in the future.
     The notes were issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof.
     Holders may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.
     If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.
     The terms of the notes provide that we are permitted to reduce interest payments and payments upon a redemption, repurchase or conversion of notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, Non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Moreover, holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted even though such holders have not received any cash or property as a result of such adjustments, which deemed distribution (in the case of a Non-U.S. holder) may be subject to a U.S. federal withholding tax. See “Certain U.S. Federal Income Tax Considerations” in this prospectus. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the notes and payments upon a redemption, repurchase or conversion of notes.
     We are not subject to any financial covenants under the indenture. In addition, the indenture does not restrict our ability to pay distributions, incur debt or issue or repurchase our securities.
     The indenture does not contain any provisions that would necessarily protect holders of notes if we were involved in a highly leveraged transaction, reorganization, merger or other similar transaction that may adversely affect us or them. Furthermore, the notes contain certain features that could deter or discourage third-party acquisition proposals that could be beneficial to holders.
     We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be cancelled promptly.
Interest
     Interest on the notes accrues at the rate of 2.50% per year from and including November 22, 2006 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on November 15 and May 15 of each year, beginning May 15, 2007. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the date the notes are originally issued) through the day before the applicable interest payment date (or redemption or repurchase date). The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the November 1 or May 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder or redemption. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. In addition, we may be required to pay additional interest on the notes as provided under “— Registration Rights; Additional Interest” below.
     In general, we will not pay accrued and unpaid interest on any notes that are surrendered for conversion. If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the notes for redemption on a redemption date that falls after a record date for an interest payment date and on or prior to the related interest payment date, holders who surrender their notes for conversion after such record date and on or prior to such interest payment date must pay to the conversion agent upon conversion an amount in cash equal to the interest payable by us on such interest payment date. The foregoing sentence shall not, however, apply to notes with overdue interest or additional interest at the time of the conversion, with respect to such overdue interest or additional interest, as applicable. No other payment or adjustment will be made for accrued interest on a converted note.
     If we redeem the notes, or if a holder surrenders a note for repurchase by us in accordance with the terms of such note, we will pay accrued and unpaid interest (including additional interest, if any) to the holder that surrenders such note for redemption or repurchase, as the case may be. However, if the redemption date or the repurchase date, as the case may be, is after a record date and on or prior to the related interest payment date, then accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date or the repurchase date shall be paid on such interest payment date to the record holder of such note at the close of business on the related record date.

Maturity
     The notes will mature on November 15, 2026 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by us at our option or repurchased by us at a holder’s option at certain times as described under “— Our Redemption Rights,” “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders Upon a Fundamental Change” below or (2) converted at a holder’s option as permitted under “— Conversion Rights” below. The notes are not entitled to the benefits of, nor are subject to, any sinking fund.
Our Redemption Rights
     We will not have the right to redeem any notes prior to November 21, 2013. On or after November 21, 2013, we will have the right to redeem the notes in whole or in part, at any time or from time to time, for cash equal to 100% of the principal amount of the notes to be redeemed plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the redemption date. If the redemption date is after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. Written notice of redemption must be delivered to holders of the notes not less than 30 nor more than 60 days prior to the redemption date.
     If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or such other method it deems fair and appropriate or is required by the depositary for the notes. If the trustee selects a portion of a note for partial redemption and a holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
     In the event of any redemption of notes in part, we will not be required to issue or register the transfer or conversion of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed.
     If the paying agent holds funds sufficient to pay the redemption price due on the notes on the redemption date in accordance with the terms of the indenture, then on and after such redemption date:
•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price and additional interest, if any, due on the redemption date.
     Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.
     If we call notes for redemption, a holder may convert its notes only until the close of business on the third business day immediately preceding the redemption date, unless we fail to pay the redemption price. See “— Conversion Rights — Conversion upon Notice of Redemption” below.
Repurchase at Option of Holders on Certain Dates
     Holders of notes may require us to repurchase their notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on November 15, 2013, November 15, 2016 and November 15, 2021 for cash equal to 100% of the principal amount of the notes to be repurchased plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. To exercise its repurchase right, a holder must deliver a written repurchase notice to the paying agent, which initially is the trustee, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. Our repurchase obligation will be subject to certain additional conditions.
     On or before the 20th business day prior to each repurchase date, we will provide to the trustee, any paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the date by which the repurchase notice must be delivered to the paying agent;

•	the repurchase date;

•	the repurchase price;

•	the name and address of the trustee and any paying agent;

•	that notes in respect of which a repurchase notice is provided by a holder shall not be converted in accordance with their terms, even if otherwise convertible, unless such holder validly withdraws such repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
     We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish that information in the Wall Street Journal or another newspaper of general circulation in The City of New York.
     A holder’s notice electing to require us to repurchase notes must specify:
•	if such notes are in certificated form, the certificate number(s) of the notes to be repurchased;

•	the principal amount of notes to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture and the notes.
     Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:
•	the name of the holder;

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

•	if the notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all notes subject to the withdrawal notice; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.
     If the notes are in book-entry form, the above notices must also comply with all applicable procedures of The Depository Trust Company, or “DTC.”
     Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with all applicable DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the notes.
     If the paying agent holds funds sufficient to pay the repurchase price due on the notes on the repurchase date in accordance with the terms of the indenture, then on and after such repurchase date:
•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price and additional interest, if any, due on the repurchase date.
Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.
     No notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the notes (other than a default in the payment of the repurchase price for those notes). In addition, we may also be unable to repurchase the notes in accordance with their terms. See “Risk Factors — Risks Related to the Notes — We may not have the cash necessary to pay the principal return and any net amount upon a conversion of notes or to repurchase the notes on specified dates or following certain fundamental change transactions” in this prospectus.
     To the extent legally required in connection with a repurchase of notes, we will comply with the provisions of the tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.
     We may arrange for a third party to purchase any notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the notes applicable to the offer to repurchase the notes. If a third party purchases any notes under these circumstances, then interest will continue to accrue on those notes and those notes will continue to be outstanding after the repurchase date and will be fungible with all other notes then outstanding. The third party subsequently may resell those purchased notes to other investors.
Repurchase at Option of Holders upon a Fundamental Change
     If a fundamental change occurs at any time, holders of notes may require us to repurchase their notes in whole or in part for cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any) accrued to, but excluding, the repurchase date. If such repurchase date is after a record date but prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.
     Within 20 days after the occurrence of a fundamental change, we are obligated to give to the holders of the notes notice of the fundamental change stating, among other things:
•	briefly, the events causing a fundamental change and the date of such fundamental change;

•	the date by which the repurchase notice must be delivered to the paying agent;

•	the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice);

•	the repurchase price;

•	the name and address of the trustee and any paying agent;

•	that notes in respect of which a repurchase notice is provided by a holder shall not be converted in accordance with their terms, even if otherwise convertible, unless such holder validly withdraws such repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
     We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in The City of New York.
     To exercise its repurchase right, a holder of notes must deliver to the trustee prior to the close of business on the third business day prior to the repurchase date written notice of such holder’s exercise of its repurchase right. Such notice must state:
•	if such notes are in certificated form, the certificate number(s) of the notes to be repurchased;

•	the principal amount of notes to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture and the notes.
     Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:
•	the name of the holder;

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

•	if the notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all notes subject to the withdrawal notice; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.
     If the notes are in book-entry form, the above notices must comply with the appropriate procedures of DTC.
     Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the notes.
     If the paying agent holds funds sufficient to pay the repurchase price due on the notes on the repurchase date in accordance with the terms of the indenture, then on and after such repurchase date:
•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price and additional interest, if any, due on the repurchase date.
     Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.
     A “fundamental change” will be deemed to have occurred at the time that any of the following occurs:
•	consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to our common stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of RARE or a sale, lease or other transfer of all or substantially all of the consolidated assets of RARE) or a series of related transactions or events pursuant to which all of our outstanding shares of common stock are exchanged for, converted into or constitute solely the right to receive cash, securities or other property;

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than RARE or any of our majority-owned subsidiaries or any employee benefit plan of RARE or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of our shares of capital stock then outstanding entitled to vote generally in elections of directors;

•	during any period of 12 consecutive months beginning after the date of original issuance of the notes, persons who at the beginning of such 12 month period constituted our board of directors, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising our board of directors who were either members of our board of directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national or regional securities exchange in the United States; or

•	our shareholders approve any plan or proposal for the liquidation or dissolution of us.
     However, even if any of the events specified in the first three bullet points above have occurred, except as indicated below, a “fundamental change” will not be deemed to have occurred if either:
     (A) the closing sale price of our common stock for any five trading days within (1) the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock, or (2) the period of 10 consecutive trading days ending immediately after the fundamental change, in the case of a fundamental change relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price applicable to the notes on each of those trading days; provided, however, that the exception to the definition of “fundamental change” specified in this clause (A) shall not apply in the context of a “fundamental change” as described under “— Conversion Rights — Conversion Upon Specified Transactions” or “— Conversion Rights — Make Whole Upon Certain Fundamental Change Transactions” below; or
     (B) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a fundamental change consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a national securities exchange or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the notes become convertible into such shares of common stock (or depositary receipts or other certificates representing common equity interests).
     For purposes of these provisions “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.
     No notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the notes (other than a default in the payment of the repurchase price for those notes). In addition, we may also be unable to repurchase the notes in accordance with their terms. See “Risk Factors — Risks Related to the Notes — We may not have the cash necessary to pay the principal return and any net amount upon a conversion of notes or to repurchase the notes on specified dates or following fundamental change transactions” in this prospectus.
     To the extent legally required in connection with a repurchase of notes, we will comply with the provisions of the tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other required schedule under the Exchange Act.
     We may arrange for a third party to purchase any notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the notes applicable to the repurchase right with respect to the notes. If a third party purchases any notes under these circumstances, then interest will continue to accrue on those notes and those notes will continue to be outstanding after the repurchase date and will be fungible with all other notes then outstanding. The third party subsequently may resell those purchased notes to other investors. In addition, we will not be required to make an offer to repurchase the notes upon a fundamental change if a third party makes such offer to repurchase the notes in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to an offer to repurchase the notes by us and purchases all notes validly tendered and not withdrawn.
     The repurchase rights in the notes triggered by a fundamental change described above and under “— Make Whole Upon Certain Fundamental Change Transactions” below could discourage a potential acquiror. See “Risk Factors — Risks Related to the Notes — Provisions of the notes, our corporate documents and Georgia law could discourage an acquisition of us by a third party.”

No Shareholder Rights for Holders of Notes
     For so long as the notes are not converted into shares of our common stock, holders of notes, as such, will not have any rights as shareholders of RARE (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).
Conversion Rights
     Holders may convert their notes for cash or a combination of cash and common stock, at our option, initially at an applicable conversion rate of 22.9690 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $43.54 per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described herein. The conversion rate per $1,000 principal amount of notes, as adjusted in the manner described under “— Conversion Rate Adjustments” is referred to in this prospectus as the “applicable conversion rate.” The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate.
     Upon conversion of a note, a holder will not receive any cash payment of interest, other than overdue interest or additional interest (unless such conversion occurs after a record date and on or prior to the interest payment date to which it relates), and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and, if applicable, common stock, if any, will be deemed to satisfy all of our obligations with respect to notes tendered for conversion. Accordingly, upon a conversion of notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.
     Holders of notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes tendered for conversion by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment will be required to be made (1) if we have specified a redemption date that is after such record date and on or prior to such interest payment date, (2) if we have scheduled a fundamental change repurchase date that is after such record date and on or prior to such interest payment date, or (3) with respect to overdue interest (including additional interest), if any overdue interest exists at the time of conversion with respect to such notes.
     If a holder converts notes and we elect to deliver a combination of cash and common stock, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of common stock upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such common stock.
     To convert a note held in book-entry form, a holder must convert by book-entry transfer to the conversion agent through the facilities of DTC and the conversion notice must comply with all applicable DTC procedures. To convert a note held in certificated form, a holder must:
•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	pay transfer or similar taxes, if required to be paid by such holder.
     A holder may convert fewer than all of its notes so long as the notes converted are an integral multiple of $1,000 principal amount and the remaining principal amount of notes is in an authorized denomination. However, if a holder has already delivered a repurchase notice as described above under either “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders upon a Fundamental Change” above, with respect to a note, that holder may not tender that note for conversion until the holder has properly withdrawn the repurchase notice in accordance with the terms of the indenture and the notes.

     Upon surrender of a note for conversion, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.
     Holders may surrender their notes for conversion for cash or a combination of cash and common stock, at our option, at the applicable conversion rate, only under the following circumstances, which are described in more detail below:
•	at any time after November 15, 2025, but prior to the close of business on the second business day immediately preceding the stated maturity date, as described below under “— Conversion During the Year Prior to Maturity;”

•	during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter) if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 125% of the conversion price per share of our common stock in effect on the applicable trading day, as described below under “— Conversion upon Satisfaction of Market Price Condition;”

•	during the five consecutive trading-day period following any five consecutive trading-day period beginning after the date of the indenture in which the trading price per $1,000 principal amount of notes (as determined following a reasonable request by a holder of the notes) was less than 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate, as described below under “— Conversion upon Satisfaction of Trading Price Condition;”

•	if those notes have been called for redemption, at any time prior to the close of business on the third business day prior to the redemption date, as described below under “— Conversion upon Notice of Redemption;” or

•	during prescribed periods upon the occurrence of specified transactions discussed below under “— Conversion upon Specified Transactions,” including if our common stock ceases to be listed on a U.S. national or regional securities exchange.
     “Closing sale price” of our common stock or other capital stock or similar equity interests or other publicly traded securities on any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock or such other capital stock or similar equity interests or other securities are traded or, if our common stock or such other capital stock or similar equity interests or other securities is not listed on a United States national or regional securities exchange, as reported on an established over-the-counter trading market in the United States. The closing sale price will be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, we will determine the closing sale price on such basis as we consider appropriate.
     “Trading day” means a day during which trading in securities generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market or The NASDAQ Global Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
Conversion During the Year Prior to Maturity
     A holder may surrender any of its notes for conversion at any time after November 15, 2025, but prior to the close of business on the second business day immediately preceding the stated maturity date.
Conversion upon Satisfaction of Market Price Condition
     A holder may surrender any of its notes for conversion during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter) if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 125% of the conversion price per share of our common stock in effect on the applicable trading day. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, during that 30 consecutive trading-day period.
     The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after December 31, 2006 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee, to the extent the trustee is not also serving as the conversion agent.
Conversion upon Satisfaction of Trading Price Condition
     A holder may surrender any of its notes for conversion during the five consecutive trading-day period following any five consecutive trading-day period beginning after the date of the indenture in which the trading price per $1,000 principal amount of notes (as determined following a reasonable request by a holder of the notes) was less than 98% of the product of the closing sale price of our common stock multiplied by the applicable conversion rate.
     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for a $1,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchasers; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, then one bid shall be used. If the trustee cannot reasonably obtain at least one bid for a $1,000,000 principal amount of notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on such determination date.
     The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate, whereupon we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the applicable conversion rate.
Conversion upon Notice of Redemption
     A holder may surrender for conversion any of the notes called for redemption at any time prior to the close of business on the third business day prior to the redemption date, even if the notes are not otherwise convertible at such time. The right to convert notes will expire at that time, unless we default in making the payment due upon redemption.
Conversion upon Specified Transactions
     If we elect to:
•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of our common stock at less than the per share closing sale price of our common stock on the trading day immediately preceding the declaration date of such distribution; or

•	distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the average closing sale prices of our common stock on the five consecutive trading days ending on the date immediately preceding the declaration date of such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a holder may not exercise this right to convert if the holder may participate, on an as-converted basis, in the distribution without conversion of the notes. The ex-dividend date is the first date upon which a sale of the our common stock does not automatically transfer the right to receive the relevant distribution from the seller of the shares of our common stock to its buyer.
     In addition, if we are a party to a consolidation, merger or binding share exchange pursuant to which all of our common stock would be exchanged for cash, securities or other property that is not otherwise a fundamental change, a holder may surrender its notes for conversion at any time from and including the date that is 15 business days prior to the anticipated effective time of the transaction up to and including the earlier of five business days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 business days prior to the anticipated effective time of such transaction). To the extent such transaction constitutes a fundamental change, the notes will be convertible as described in the following paragraph.
     If a fundamental change occurs as a result of a transaction described in the first four bullet points of the definition of fundamental change (as set forth under “— Repurchase at Option of Holders Upon a Fundamental Change”), a holder will have the right to convert its notes at any time from and including the effective date of such transaction up to and including the 30th business day following the effective date of the transaction, subject to expiration of a holder’s conversion right with respect to any notes submitted for repurchase. In the case of a fundamental change described in the first three bullets of the definition thereof, we will notify holders as promptly as practicable following the date we publicly announce such fundamental change (but in no event later than five business days prior to the effective date of such fundamental change). In the case of a fundamental change described in the fourth bullet of the definition thereof, we must give notice to the holders within five days following the delisting. Our delivery of such fundamental change conversion notice will satisfy our obligation to deliver the notice required under “— Repurchase at Option of Holders Upon a Fundamental Change” if it contains all the information that would otherwise be required by such section. If a fundamental change occurs prior to November 21, 2013 as a result of a transaction described in the first four bullet points of the definition thereof, we will adjust the conversion rate for notes tendered for conversion in connection with the transaction, as described below under “— Conversion Rate Adjustments — Make Whole Upon Certain Fundamental Change Transactions.”
     With respect to either of the two preceding paragraphs, as applicable, if we are a party to a consolidation, merger or binding share exchange pursuant to which all shares of our common stock are exchanged for cash, securities or other property, then at the effective time of the transaction any conversion of notes and the conversion value will be based on the kind and amount of cash, securities or other property that a holder of notes would have received if such holder had converted its notes into our common stock immediately prior to the effective time of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the amounts and types of consideration that the holders of our common stock who affirmatively made such an election received in such transaction or as a result of such event.
Conversion Settlement
     Upon a conversion of notes, we will deliver, in respect of each $1,000 principal amount of notes tendered for conversion in accordance with their terms:
•	cash in an amount (the “principal return”) equal to the lesser of (a) the principal amount of notes surrendered for conversion and (b) the conversion value; and

•	if the conversion value is greater than the principal return, an amount (the “net amount”) in cash or our common stock, at our option (as discussed below), with an aggregate value equal to the difference between the conversion value and the principal return.
     We may elect to deliver any portion of the net amount in cash (which we refer to as the “net cash amount”) or our common stock, and any portion of the net amount we elect to deliver in our common stock (the “net shares”) will be the sum of the daily share amounts (calculated as described below) for each trading day during the applicable conversion period. Prior to the close of business on the second trading day following the date on which notes are tendered for conversion, we will inform holders of such notes of our election to pay cash for all or a portion of the net amount and, if applicable, the portion of the net amount that will be paid in cash and the portion that will be delivered in the form of net shares.
     We will deliver cash in lieu of any fractional shares of our common stock issuable in connection with payment of the net shares based upon the average price.
     The “conversion value” for each $1,000 principal amount of notes is equal to (a) the applicable conversion rate, multiplied by (b) the average price.

     The “applicable conversion rate,” as of any trading day, means the conversion rate in effect on such date, after giving effect to any adjustment provided for under “— Conversion Rate Adjustments” or “— Conversion Rate Adjustments — Make Whole Upon Certain Fundamental Change Transactions.”
     The “applicable conversion period” means the 10 consecutive trading-day period commencing on the third trading day following the date the notes are tendered for conversion.
     The “average price” is equal to the average of the closing sale prices of our common stock for each trading day in the applicable conversion period.
     The “daily share amount” for each $1,000 principal amount of notes and each trading day in the applicable conversion period is equal to the greater of:
•	zero; and

•	a number of shares of our common stock determined by the following formula:
 (closing sale price per share of our common stock on such trading day x applicable conversion rate) — ($1,000 + net cash amount, if any)
10 x closing sale price per share of our common stock on such trading day
     The conversion value, principal return, net amount, net cash amount and the number of net shares, as applicable, will be determined by us promptly after the end of the applicable conversion period. We will pay the principal return and cash in lieu of fractional shares, and deliver net shares or pay the net cash amount, as applicable, no later than the third business day following the last trading day of the applicable conversion period.
Conversion Rate Adjustments
     The conversion rate shall be adjusted from time to time as follows:
     (i) If we issue common stock as a dividend or distribution on our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

     where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or in effect on the effective date of such share split or share combination;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or in effect on the effective date of such share split or share combination;
OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or outstanding on the effective date of such share split or share combination;
OS1 = the number of shares of our common stock outstanding immediately after the ex-dividend date for such dividend or distribution, or outstanding on the effective date of such share split or share combination.
Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
     (ii) If we issue to all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or issue to all holders of our common stock securities convertible into shares of our common stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of our common stock or a conversion price per share of our common stock less than the closing sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;
OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;
X = the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities;
Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities divided by (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on the business day immediately preceding the date of announcement for the issuance such rights, warrants, options, other securities or convertible securities.
     For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, shares of our common stock at less than the applicable closing sale price of our common stock, and in determining the aggregate exercise or conversion price payable for our common stock, there shall be taken into account any consideration received by us for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.
     (iii) If we distribute shares of our capital stock, evidences of indebtedness or other assets or property to all holders of our common stock, excluding:
     (A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above;
     (B) dividends or distributions paid exclusively in cash; and
     (C) Spin-Offs described below in this paragraph (iii),
     then the conversion rate will be adjusted based on the following formula:

     where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;
SP0 = the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.
An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall become effective on the day immediately after the date fixed for the determination of holders of our common stock entitled to receive such distribution.
     If we distribute to all holders of our common stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other of our business units (a “Spin-Off”), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of our common stock entitled to receive such distribution will be adjusted based on the following formula where
CR0 = the conversion rate in effect immediately prior to the 10th trading day immediately following and including the effective date of the Spin-Off;
CR1 = the new conversion rate immediately after the 10th trading day immediately following, and including, the effective date of the Spin-Off;
FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off; and
MP0 = the average of the closing sale price of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off.
     An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the 11th trading day from and including the effective date of the Spin-Off.
     If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
     (iv) If we make any cash dividend or distribution in respect of any of our quarterly fiscal periods (without regard to when paid) to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

     where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate immediately after the ex-dividend date for such distribution;
SP0 = the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution; and
C = the amount in cash per share that we distribute to holders of our common stock in respect of such quarterly fiscal period.
     An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the date immediately after the date fixed for the determination of holders of our common stock entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
     (v) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the conversion rate will be adjusted based on the following formula:

     where
CR0 the conversion rate in effect immediately prior to the Expiration Time;
CR1 = the new conversion rate immediately following the Expiration Time;
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer;
OS0 = the number of shares of our common stock outstanding immediately prior to the Expiration Time;
OS1 = the number of shares of our common stock outstanding immediately after the Expiration Time (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and
SP1 = the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the Expiration Time.
     If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
     Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the Expiration Time. If we or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.
     (vi) Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to paragraphs (iv) or (v), in no event will the conversion rate exceed 29.8597 shares of our common stock per $1,000 principal amount of notes, subject to adjustment pursuant to paragraphs (i), (ii) and (iii).
     (vii) If we have in effect a rights plan while any notes remain outstanding, holders of notes will receive, upon a conversion of notes in respect of which we have elected to deliver net shares, in addition to such net shares, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in the rights plan we adopted have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of notes would not be entitled to receive any rights in respect of our common stock that we elect to deliver as net shares upon conversion of notes, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend such applicable shareholder rights agreement to provide that upon a conversion of notes the holders will receive, in addition to shares of our common stock that we elect to deliver as net shares upon such conversion, the rights which would have attached to such common stock if the rights had not become separated from our common stock under such applicable shareholder rights agreement.

     In addition to the adjustments pursuant to paragraphs (i) through (vii) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire shares of our common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.
     We will not make any adjustment to the conversion rate if holders of the notes are permitted to participate, on an as-converted basis, in the transactions described above.
     The conversion rate will not be adjusted except as specifically set forth in this “— Conversion Rate Adjustments” and in “— Make Whole Upon Certain Fundamental Change Transactions.” Without limiting the foregoing, the conversion rate will not be adjusted for:
•	the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	as a result of a tender offer solely to holders of less than 100 shares of our common stock.
     No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption, all adjustments not previously made will be made on the applicable redemption date.
     If certain of the possible adjustments to the conversion price of the notes are made, a holder may be deemed for U.S. federal income tax purposes to have received a taxable distribution from us even though such holder has not received any cash or property as a result of such adjustments. We will withhold U.S. federal income tax (in the case of a Non-U.S. holder) with respect to any deemed distribution from us, from cash payments of interest and payments in redemption, repurchase or conversion of the notes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus.
Make Whole Upon Certain Fundamental Change Transactions
     If a fundamental change occurs prior to November 21, 2013 as a result of a transaction described in the first four bullet points of the definition of fundamental change (as set forth above under “— Repurchase at Option of Holders upon a Fundamental Change”) and a holder elects to convert its notes in connection with such fundamental change as described above under “— Conversion Rights — Conversion upon Specified Transactions,” we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “additional fundamental change shares”) as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a fundamental change if the notice of conversion of the notes is received by the conversion agent from and including the effective date of the fundamental change up to and including the 30th business day following the effective date of the fundamental change.
     The number of additional fundamental change shares will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the 10 consecutive trading days up to but excluding the effective date.
     The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional fundamental change shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.”
     The following table sets forth the stock price and number of our additional fundamental change shares to be received per $1,000 principal amount of notes:

	Takeover Price
Effective Date	$33.49	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00
November 16, 2006	6.89	6.32	4.87	3.86	3.14	2.21	1.65	1.28	1.03	0.85	0.70
November 15, 2007	6.89	6.24	4.72	3.68	2.95	2.03	1.49	1.15	0.92	0.75	0.62
November 15, 2008	6.89	6.12	4.52	3.45	2.72	1.81	1.30	0.99	0.79	0.64	0.53
November 15, 2009	6.89	6.01	4.31	3.19	2.44	1.55	1.08	0.81	0.64	0.52	0.43
November 15, 2010	6.89	5.88	4.04	2.87	2.10	1.24	0.82	0.60	0.47	0.38	0.32
November 15, 2011	6.89	5.76	3.74	2.44	1.66	0.86	0.52	0.37	0.29	0.24	0.20
November 15, 2012	6.89	5.59	3.26	1.86	1.06	0.37	0.18	0.12	0.10	0.08	0.07
November 21, 2013	6.89	5.50	2.55	1.01	0.09	0.00	0.00	0.00	0.00	0.00	0.00
     The exact stock prices and effective dates may not be set forth in the table, in which case:
          (1) if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional fundamental change shares will be determined by straight-line interpolation between the number of additional fundamental change shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;
          (2) if the stock price is in excess of $110.00 per share of common stock (subject to adjustment), no additional fundamental change shares will be issued upon conversion; and
          (3) if the stock price is less than $33.49 per share of common stock (subject to adjustment), no additional fundamental change shares will be issued upon conversion.
     Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 29.8597 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.” Our obligation to deliver the additional fundamental change shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Calculations in Respect of the Notes
     Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request within 20 business days of the effective date of any adjustment.
Merger, Consolidation or Sale
     The indenture provides that we will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of our assets to, or merge with or into, any other person, unless:
•	either we shall be the continuing corporation, or the successor person, if other than us, formed by or resulting from any consolidation or merger or which shall have received the transfer of all or substantially all of our assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture executed by the successor corporation and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and all additional interest, if any, payable in respect of all of the outstanding notes issued under the indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in the notes and the indenture to be performed or observed by us;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or the lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion concerning the conditions precedent will be delivered to the trustee.
     Upon any merger, consolidation, sale, assignment, transfer, lease or conveyance in which we are not the continuing corporation, the successor corporation formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to us, and be substituted for us, and may exercise all of our rights and powers under the indenture with the same effect as if the successor corporation had been named as us under the indenture and thereafter, except in the case of a lease, we shall be released from our obligations under the indenture and the notes.
     Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change, permitting each holder to require us to purchase the notes of such holder or to convert their notes each as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.
Events of Default, Notice and Waiver
     The following events are “events of default” with respect to the notes:
•	a default for 30 days in the payment of any interest on or any additional interest payable in respect of the notes;

•	a default in the payment of any principal of or premium, if any, on, notes, whether on the stated maturity date or any earlier date of redemption or repurchase or otherwise;

•	default in the delivery when due of the conversion value, on the terms set forth in the indenture and the notes, upon exercise of a holder’s conversion right in accordance with the indenture and the continuation of such default for 10 days;

•	our failure to provide notice of the occurrence of a fundamental change when required under the indenture as provided under “Repurchase at Option of Holders upon a Fundamental Change;”

•	a default in the performance, or breach, of any other covenant or warranty contained in the indenture, continued for 30 days after written notice as provided in the indenture; provided, however, that if such default pertains to the failure to deliver copies of annual reports and the information, documents and other reports after we are required to file them with the SEC, such default must have been continued for 90 days after written notice is provided to us by the trustee or the holders of not less than 25% in principal amount of the outstanding notes;

•	a default under any bond, note, debenture or other evidence of indebtedness of us or any of our subsidiaries, including an event of default with respect of any other series of debt securities, or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries which results in the acceleration of such indebtedness in an aggregate principal amount exceeding $30,000,000 or which constitutes a failure to pay at maturity or other scheduled payment date (after expiration of any applicable grace period) such indebtedness in an aggregate principal amount exceeding $30,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 20 days after notice to us by the trustee or to us and the trustee by the holders of at least 20% in aggregate principal amount of the outstanding debt securities of the series;

•	one or more final judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $30,000,000, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), shall be rendered against us or any significant subsidiary or any of their respective properties and shall not be discharged or fully bonded and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; and
•	certain events of bankruptcy, insolvency or reorganization with respect to us or of any significant subsidiary.
     The term “significant subsidiary” as used above means any subsidiary of ours which is a significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act as in effect on the date of the indenture).
     If an event of default occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal of all of the notes to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders. In the case of certain events of bankruptcy, insolvency of reorganization with respect to us or of any significant subsidiary, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.
     At any time after a declaration of acceleration with respect to the notes has been made and before a judgment of decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the notes may rescind, by written notice to us, and annul the declaration and its consequences if:
•	we shall have paid or deposited with the trustee a sum sufficient to pay the principal of, interest, and additional interest, if any, on the notes, other than interest which has become due and payable as a result of the acceleration, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all events of default with respect to notes, other than the nonpayment of the principal of, or premium, if any, or interest, on the debt securities of the series which have become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.
     The indenture also provides that the holders of not less than a majority in principal amount of the notes may on behalf of the holders of all notes waive any past default with respect to the notes and its consequences, except a default:
•	in the payment of the principal of, or premium, if any, or interest or additional interest, if any, on any note; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected by the modification or amendment.
     The indenture requires the trustee to give notice to the holders of the notes within 90 days of a default under the indenture known to the trustee, unless that default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any note, if a responsible officer of the trustee determines the withholding to be in the interest of the holders.
     The indenture provides that no holder of notes may institute any proceeding, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of the failure of the trustee, for 60 days, to act after it has received notice of a continuing event of default and a written request to institute proceedings in respect of the event of default from the holders of not less than 25% in principal amount of the notes, as well as an offer of reasonable indemnity, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the notes. Neither this provision nor any other provision in the indenture will prevent, however, any holder of notes from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on or any additional interest, if any, on the notes held by that holder at the respective due dates thereof.
     The indenture provides that, subject to provisions relating to its duties in case of default, a trustee thereunder is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of notes, unless the holders shall have offered to the trustee reasonable security or indemnity reasonably satisfactory to the trustee against costs, expenses and liabilities which might be incurred by it in compliance with the request or direction. The holders of not less than a majority in principal amount of the notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may take any other action deemed proper by it which is not inconsistent with the direction or may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining in the action.
     We are required to notify the trustee within five business days after we become aware of any default. Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any noncompliance with all conditions and covenants under the indenture and, if so, specifying the noncompliance and the nature and status thereof.
Modification of the Indenture
     Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of a majority in principal amount of all outstanding notes affected by such modification or amendment (voting together as a single class); provided, however, that no such modification or amendment may, without the consent of the holders of each such note affected thereby:
•	change the stated maturity of the principal of or any installment of principal of, or interest (including additional interest, if any) on, the notes;

•	reduce the principal amount of, or the rate of interest (including additional interest, if any) on the notes, or change any of our obligations to pay additional interest;

•	change the timing or reduce the amount payable on redemption or repurchase of the notes;

•	make any change that impairs or adversely affects the rights of a holder to convert notes in accordance with the indenture;

•	change the place of payment, or the coin or currency, for payment of principal of, or interest (including additional interest, if any) on, the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to notes or the delivery of the conversion value as required by the indenture upon an conversion of notes;

•	reduce the above stated percentage in principal amount of outstanding notes necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each note affected thereby.
     Notwithstanding the foregoing, the consent of the holders of a majority of the principal amount of the outstanding notes is required to modify or amend the indenture to change the provisions set forth above under “— Conversion Settlement” such that, from and after the date of such modification or amendment, we will have the ability to satisfy the principal return upon conversion of a note in cash, common stock or any combination thereof; provided, however, that we may, without seeking the consent of any holders of notes, (1) increase the voting requirement set forth in this paragraph or (2) eliminate our right to implement the modification or amendment to the indenture set forth in this paragraph.
     A note shall be deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such note has matured or been cancelled, converted, redeemed or repurchased.
     The indenture provides that the holders of not less than a majority in principal amount of outstanding notes have the right to waive compliance by us with specified covenants in the indenture in respect of the notes.
     Modifications and amendments of the indenture will be permitted to be made by us and the trustee without the consent of any holder, when authorized by our board of directors, at any time, in a form satisfactory to the trustee, for certain purposes, including the following:
•	to evidence the succession or addition of another person to us and the assumption by any such successor of our covenants under the indenture;

•	to add to the covenants for the benefit of the holders or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all the notes;

•	to permit or facilitate the issuance of notes in uncertificated form, provided, that such action shall not adversely affect the holders in any material respect;

•	to secure the notes;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for rights of holders of notes if any reclassification or change of shares of our common stock or any consolidation, merger or sale of all or substantially all of our property or assets occurs;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the holders in any material respect;

•	to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes;

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate satisfaction and discharge of the notes under the indenture, provided that such action shall not adversely affect the holders in any material respect; or

•	to take any other action that will not adversely affect the holders.
     The indenture contains provisions for convening meetings of the holders of the notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding notes, in any such case upon written notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities. Any resolution passed or decision taken at any meeting of holders of debt securities, including the notes, duly held in accordance with the indenture will be binding on all holders of such debt securities, whether or not present or represented at the meeting. The quorum at any meeting of holders of the debt securities, including the notes, called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of such outstanding debt securities; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities, the persons holding or representing such specified percentage in principal amount of such outstanding debt securities will constitute a quorum.
     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of the notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding notes affected thereby:
•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of such outstanding notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.
Satisfaction and Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether on the stated maturity date, any redemption date or any repurchase date, or upon conversion or otherwise, cash or shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.
Rule 144A Information
     If at any time we are not subject to the reporting requirements of the Exchange Act, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying shares of our common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act to facilitate the resale of those notes or shares pursuant to Rule 144A.
Provision of Financial Information
     We will deliver to the trustee, upon request, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will provide to the trustee upon request and to the SEC such reports as may be prescribed by the SEC at such time.
No Personal Liability of Directors, Officers, Employees and Shareholders
     No director, officer, employee, incorporator or shareholder of RARE Hospitality International, Inc., as such, has any liability for any obligations of RARE Hospitality International, Inc. under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Governing Law
     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Trustee
     The Bank of New York Trust Company, N.A. is the trustee, registrar, conversion agent, bid solicitation agent and paying agent. If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.
     If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
Book Entry System
     The notes were initially issued in the form of one or more fully-registered global notes in book-entry form, which were deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the indenture and the beneficial owners of the notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders’ rights, such as demand for acceleration of maturity or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.
     If (i) DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, (ii) an Event of Default under the indenture relating to the notes has occurred and is continuing or (iii) we, in our sole discretion, determine at any time that the notes shall no longer be represented by a global note, we will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.
     The following is based on information furnished by DTC:
     DTC acts as securities depositary for the notes. The notes were issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee).
     DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s direct participants deposit with DTC.
     DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.
     To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.
     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
     We will pay principal of and interest on the notes in same-day funds to the trustee and from the trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of us, the trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.
     We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
     A beneficial owner of notes shall give notice to elect to have its notes purchased or tendered, through its participant, to the conversion agent and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in notes, on DTC’s records, to the conversion agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the conversion agent’s DTC account.
     DTC may discontinue providing its services as securities depositary for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.
     None of we, the initial purchasers or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
     The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.
Registration Rights; Additional Interest
     We, and the initial purchasers entered into a registration rights agreement on the closing date. Pursuant to the registration rights agreement, we agreed:
•	to file with the SEC or otherwise have on file with the SEC, by March 31, 2007, a shelf registration statement to cover resales of registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement;

•	to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act, as promptly as reasonably practicable but in any event by the 180th day after the date we first issue the notes or otherwise make available for use by selling securityholders an effective shelf registration statement no later than such date; and

•	to use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act, until there are no registrable securities outstanding.
     However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 45 days in any three-month period and not to exceed an aggregate of 135 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to such any period during which we may prohibit offers and sales as a “suspension period.” We need not specify the nature of the event giving rise to a suspension in any notice to holders of the registrable securities of the existence of such a suspension.
     In addition, if we deem it necessary to file a post-effective amendment to the registration statement in order to make changes to the information in the prospectus regarding the selling securityholders or the plan of distribution, we may suspend sales under the registration statement until the date on which the post-effective amendment is declared effective by the SEC; provided, however, that any days after the 15th such day in any such suspension period shall count towards the 45 and 135 day periods referred to in the previous paragraph.
     “Registrable securities” means each note and any of our common stock delivered upon conversion of the notes until the earlier of:
•	the date the notes and any such common stock has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

•	the date when the notes or any such common stock is eligible for sale by a holder that is not an affiliate of ours pursuant to Rule 144(k) under the Securities Act or any similar provision then in effect.
     Holders of registrable securities must deliver to us certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Attached to this prospectus as Appendix A is a form of notice and questionnaire to be used for this purpose. Any holder that does not duly complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement and will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement. We cannot assure you that we will be able to maintain an effective and current shelf registration statement as required. The absence of an effective shelf registration statement is likely to limit a holder’s ability to sell its registrable securities and adversely affect the price, if any, at which it may sell its registrable securities.
     If:
•	the shelf registration statement is not filed with the SEC by March 31, 2007, and we do not have on file with the SEC an effective shelf registration statement covering resales of the registrable securities;

•	the shelf registration statement has not been declared effective under the Securities Act by the 180th day after the first issue date of the notes or an effective shelf registration statement covering resales of the registrable securities is otherwise not made available for use by selling securityholders by such date;

•	the shelf registration statement is filed and has become effective under the Securities Act, but then ceases to be effective (without being succeeded immediately by an additional shelf registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities, other than as a result of a requirement to file a post-effective amendment or prospectus supplement to the registration statement in order to make changes to the information in the prospectus forming part of the shelf registration statement regarding the selling securityholders or the plan of distribution, and (1) we do not cure the lapse of effectiveness or usability of the registration statement within ten business days (or if a suspension period is then in effect, the tenth business day following the expiration of such suspension period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act, or (2) if suspension periods exceed an aggregate of 45 days in any three-month period or an aggregate of 135 days in any 12-month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act, any holder who has supplied the questionnaire described below and who is entitled to be so named as a selling securityholder within the prescribed time periods, then we will pay additional interest to each holder of notes then outstanding that constitute registrable securities who has provided to us the required selling securityholder information. We refer to each event described in the bullet points above as a “registration default.”
     Additional interest will accrue on the notes then outstanding that constitute registrable securities, from, and including, the day following the registration default to, but excluding, the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, and will accrue at a rate per year equal to:
•	an additional 0.25% of the principal amount to, and including, the 90th day following such registration default; and

•	an additional 0.50% of the principal amount from and after the 91st day following such registration default.
     In no event will additional interest accrue at a rate per year exceeding 0.50%.
     We will not pay any additional interest on any note after it has been converted. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note.
     So long as a registration default continues, we will pay additional interest in cash on November 15 and May 15 of each year to each holder who is entitled to receive additional interest in respect of registrable securities of which the holder was the holder of record at the close of business on the immediately preceding November 1 and May 1, respectively.
     Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the Securities Act or on any note that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any registrable securities.
     We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the initial shelf registration statement by disseminating a press release through Dow Jones & Company, Inc. or Bloomberg Business News or publishing the information in the Wall Street Journal or another newspaper of general circulation in The City of New York; provided that if we designate a previously filed and effective shelf registration statement for use by holders of registrable securities, in lieu of the foregoing notice we will provide notice of our designation of such shelf registration statement and the date on which we will first make available for use by selling securityholders a prospectus thereunder. A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or prior to the tenth business day before the date the initial shelf registration statement becomes effective will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. Similarly, if we designate an effective shelf registration statement for use by selling securityholders, a holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or prior to the tenth business day before the date of the initial prospectus made available to selling securityholders will not be named as a selling securityholder in the prospectus and will not be able to use the shelf registration statement to resell registrable securities. However, in either case, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within ten business days after that date (except as described below), file a supplement to the prospectus relating to the shelf registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder’s registrable securities. However, if we receive the questionnaire during a suspension period, or we initiate a suspension period within five business days after we receive the questionnaire, then we will, except as described below, make the filing within fifteen business days after the end of the suspension period. We will not be required to file more than three such amendments for all holders during a fiscal quarter nor more than three post-effective amendments for all holders during any 180-day period. If we file a post-effective amendment or a new shelf registration statement, then we will use our reasonable best efforts to cause the post-effective amendment or new shelf registration statement to be declared effective under the Securities Act, as promptly as reasonably practicable, but in any event by the 30th day in the case of a post-effective amendment and the 60th day in the case of a new shelf registration statement, after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement, as applicable.
     If a holder does not deliver a duly completed questionnaire on or before the tenth business day before the effective date of the original shelf registration statement or on or before the tenth business day before the date the prospectus is first made available for use by selling securityholders, the holder could experience significant additional delay. We strongly encourage holders to submit a completed questionnaire as promptly as possible following completion of this offering. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act.
     The specific provisions relating to the registration described above are contained in the registration rights agreement that we entered into on the closing of the initial offering of the notes. This summary of the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of 60,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of February 23, 2007, 30,471,014 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. In this section, we summarize certain of the features and rights of our common stock and preferred stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and to applicable Georgia law.
Common Stock
Dividends
     Holders of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on our common stock out of legally available funds. The rights of the holders of our common stock are subject to the preferences of holders of any preferred stock that we may from time to time issue.
Voting Rights
     Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of preferred stock that we may from time to time issue, holders of our common stock hold the sole voting power. Each holder of common stock is entitled to cast one vote for each share held on all matters voted on by our shareholders. We presently do not permit cumulative voting for the election of members of the board of directors. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present, whether in person or by proxy, except when the meeting involves matters requiring the vote of the holders of a majority of all outstanding shares under Georgia law.
Liquidation and Dissolution
     In the event of our liquidation, dissolution, or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities, and after payment has been made to the holders of each series of preferred stock that we may from time to time issue in the amount to which they are entitled under the series designations.
Shareholder Protection Rights Agreement
     The following summary of our shareholder protection rights agreement is not complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to our registration statement filed with the SEC on January 26, 2001. You should also refer to our articles of incorporation, which contain the terms of our series A junior participating preferred stock, and to the section below entitled “Description of Preferred Stock — Series A Junior Participating Preferred Stock” for a summary of those terms.
     General. Each share of our common stock includes the right to purchase one one-hundredth of a share of our series A junior participating preferred stock under the terms of our shareholder protection rights agreement with SunTrust Bank, as rights agent. These rights do not become exercisable or separately transferable until the separation time, which is the earlier of:
     (1) a “flip-in date,” which is the tenth business day, unless changed by our board of directors, following our public announcement that a person or group affiliated or associated persons has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of our then-outstanding shares of common stock; or
     (2) the tenth business day, unless changed by our board of directors, following the commencement of a tender offer or exchange offer that would result in a person or group of affiliated or associated persons beneficially owning 15% or more of our then-outstanding shares of common stock.
     A separation time will not occur if the person or group of persons acquiring, or attempting to acquire 15% or more of our common stock is:

     (1) a beneficial owner of 15% or more of our common stock on November 4, 1997, unless such person or group acquires beneficial ownership of additional shares of our common stock after that date;
     (2) a person who acquires beneficial ownership of 15% or more of our common stock without any intention to control us and who promptly divests sufficient shares so that they no longer beneficially own 15% or more of our common stock; or
     (3) a person who is or becomes a beneficial owner of 15% or more of our common stock as a result of an option granted by us in connection with an agreement to acquire or merge with us prior to a flip-in date.
     After the separation time, we will mail to holders of our common stock certificates representing the rights. The rights are not exercisable until the separation time and will expire on November 4, 2007, unless we redeem them. We may, at any time before a flip-in date, elect to redeem the rights at a price of $0.01 per right. Our board of directors may condition the redemption of the rights upon the occurrence of a specified future time or event. If a flip-in date occurs, and if we have not redeemed the rights, then each holder of a right may exercise that right to acquire shares of common stock having a value equal to twice the exercise price of the right. The exercise price of the right is currently $32.00. The exercise price payable and the number of rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a stock dividend, stock split or reverse stock split, or other recapitalization which would change the number of shares of common stock outstanding.
     If a holder of a right exercises that right following a flip-in date, we may issue shares of our series A preferred stock, instead of shares of our common stock, at a ratio of one one-hundredth of a share of series A preferred stock for each share of common stock that would otherwise be issued. If we do not have sufficient treasury shares or authorized but unissued shares of our common stock or series A preferred stock to permit holders of rights to exercise their rights in full, then we may substitute cash, debt or equity securities or other assets, or any combination of those substitutes. After a flip-in date, and prior to the time that any person or group of persons becomes the beneficial owner of more than 50% of our common stock, our board of directors may elect to exchange all outstanding rights for shares of our common stock at an exchange ratio of one share of common stock per right, as adjusted. Any rights that are, or were, beneficially owned by any person on or after the date that person acquired 15% or more of our common stock will be null and void.
     The rights agreement provides that if a person acquiring 15% or more of our common stock controls our board of directors, then we may not enter into an agreement relating to, consummate, or permit to occur any:
     (1) consolidation, merger or share exchange if either the person acquiring 15% or more of our common stock, or an affiliate or associate of that person, is a party to the transaction or if the terms of the transaction are not the same for that person as for the other holders of our common stock; or
     (2) sale or transfer of a majority of our assets, unless we enter into an agreement for the benefit of the holders of the rights providing that, upon consummation of the transaction, each right will become the right to purchase stock in the acquiring entity having a value equal to twice the exercise price of the rights for an amount in cash equal to the exercise price of the rights.
     If, prior to the separation time, we distribute securities or assets in exchange for shares of our common stock, other than regular cash dividends or a dividend paid solely in shares of our common stock, we will make adjustments to the exercise price, number of rights and otherwise as our board of directors deems appropriate.
     We may amend any provisions of the rights agreement at any time prior to a flip-in date without the approval of holders of the rights. After a flip-in-date, we may amend the rights agreement without approval of the rights holders only if the amendment does not materially adversely affect the interests of the holders of the rights, or to cure an ambiguity or to correct or supplement any provision which may be inconsistent with any other provision or otherwise defective.
     Until a right is exercised, the holder of a right will not have any shareholder rights by virtue of owning that right, including, but not limited to, the right to vote or to receive dividends.
     Potential Anti-Takeover Effect. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors unless the offer is conditioned on that person or group acquiring a substantial number of rights. Because we may redeem the rights at any time on or prior to a flip-in date, the rights should not interfere with any merger, statutory share exchange or other business combination approved by our board of directors.

     The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with our board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of us, even where some of our shareholders may find that transaction attractive. To the extent that any potential acquirors are deterred by the rights, the rights may have the effect of keeping our existing management in office.
Provisions of Georgia Law Having an Anti-Takeover Effect
     The following summary concerns applicable provisions of Georgia law that could be viewed as having the effect of discouraging an attempt to obtain control of us, even where some shareholders could find an acquisition desirable. This summary is not complete and is qualified in its entirety by reference to those provisions of Georgia law.
     Under Georgia law, unless a corporation provides differently in its articles of incorporation or bylaws, a merger or share exchange or sale of all or substantially all of the corporation’s assets must be approved by a majority of all the votes entitled to be cast, voting as a single voting group. Shareholders of the corporation surviving a merger or share exchange need not approve the merger or share exchange if certain conditions are met. Neither our articles of incorporation nor our bylaws contain a provision which alters the requirements with respect to mergers or share exchanges or a sale of all or substantially all of our assets under Georgia law.
     The Georgia Business Corporation Code allows Georgia corporations to adopt bylaws that restrict business combinations with “interested shareholders” and contains fair price requirements that apply to mergers with “interested shareholders.”
     Under Georgia law, once these provisions are adopted, they may be repealed only by the affirmative vote of at least two-thirds of the “continuing directors” and a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by an “interested shareholder.” An “interested shareholder” is defined as the beneficial owner of 10% or more of the outstanding voting stock or an affiliate who within the past two years of a date in question was a beneficial owner of 10% or more of the outstanding voting stock. A “beneficial owner” is an owner of equity securities that the person, his, her or its associates and affiliates own, have a right to acquire or have a right to vote, directly or indirectly. “Continuing directors” are directors who have served prior to the time the interested shareholder acquired an ownership of 10% or more of the outstanding voting stock and who are unaffiliated with the interested shareholder.
     Interested Shareholder Transactions. The Business Combinations with Interested Shareholders Provision generally prohibits us from entering into business combination transactions with any interested shareholder for a five-year period following the time that the shareholder became an interested shareholder. An interested shareholder may engage in a business combination transaction with us within the five-year period only if:
     (1) our board of directors consents to the transaction before the shareholder becomes an interested shareholder or has approved the transaction in which the shareholder became an interested shareholder;
     (2) the interested shareholder becomes the owner of at least 90% of the voting stock outstanding in the transaction in which it became an interested shareholder; or
     (3) after becoming an interested shareholder, the interested shareholder acquires additional shares resulting in the beneficial ownership of at least 90% of the outstanding voting shares, excluding “insider” shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote, excluding from that vote both insider shares and voting stock beneficially owned by the interested shareholder.
     “Insider shares” refer to shares owned by:
     (1) our directors or officers, their affiliates or associates;
     (2) our subsidiaries; and
     (3) our employee stock plans under which participants do not have the right to determine confidentially the extent to which shares held under the plans will be tendered in a tender or exchange offer.
     Fair Price Requirements. The Fair Price Requirements Provision imposes requirements on “business combinations” of us with any interested shareholder. In addition to any vote required by law or by our articles of incorporation, under the Fair Price

Requirements Provision, business combinations with an interested shareholder must meet one of the following criteria, which are designed to protect our minority shareholders:
     (1) the transaction must be unanimously approved by our continuing directors, provided that the continuing directors constitute at least three members of our board of directors at the time the transaction is approved;
     (2) the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or
     (3) the terms of the transaction must meet specified fair pricing criteria and other tests.
     We have adopted, and are subject to, the Business Combinations with Interested Shareholders Provision, but we have not adopted, and are therefore not subject to, the Fair Price Requirements Provision.
Provisions of Our Articles of Incorporation and Bylaws Having an Anti-Takeover Effect
     The following summary concerns provisions of our articles of incorporation and our bylaws that may make it less likely that our management would be changed or that someone would acquire voting control of us without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that our shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock. This summary is not complete and is qualified in its entirety by reference to those provisions of our articles of incorporation and bylaws, each of which are filed as exhibits to the registration statement of which this prospectus is part.
     Common Stock. Our board of directors can at any time, under our articles of incorporation and without shareholder approval, issue additional shares of our common stock. In some cases, our issuance of additional common stock without shareholder approval could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise. Increasing the number of shares of issued and outstanding common stock could deter a takeover by increasing the number of voting shares that the person trying to take control of us will have to purchase in order to take control.
     Preferred Stock. Our board of directors can at any time, under our articles of incorporation and without shareholder approval, issue one or more new series of preferred stock. In some cases, our issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares necessary to take control.
     Classified Board of Directors. Our board of directors is divided into three classes with as equal a number of directors in each class as possible. Directors elected by the shareholders to each class are serving or will serve three-year terms of office. The classification of our board of directors has the effect of making it more time-consuming to change majority control of our board of directors. At least two shareholder meetings, instead of one, will be required to effect a change in the majority control of our board of directors, except in the event of vacancies that result from a director’s death or resignation, or from an increase in the number of directors, in which case the remaining directors would fill those vacancies. The longer time required to elect a majority of a classified board also helps to assure continuity and stability of our management and policies, since a majority of the directors at any given time will have prior experience as directors on our board of directors. The classified board is intended to encourage persons seeking to acquire control of us, through a proxy contest or otherwise, to initiate an acquisition through arms-length negotiations with our management and board of directors. The classified board could have the effect of discouraging a third party from making a tender offer or otherwise attempting to take over control of us, even though that attempt might be beneficial to our shareholders or favored by a majority of our shareholders. In addition, since the classified board is designed in part to discourage accumulations of large blocks of our common stock by purchasers whose objective is to have that stock repurchased by us at a premium, the classified board could tend to reduce the temporary fluctuation in the market price of our common stock which could be caused by that accumulation. Accordingly, holders of our common stock could be deprived of opportunities to sell their shares at a temporarily higher market price.
     Increase in the Number of Directors. Our articles of incorporation and bylaws provide that the number of directors may be increased or decreased by resolution of our board of directors. As a result, by increasing the directors within a particular class, our board of directors could deter a third party’s attempt to take control of us by increasing the amount of time necessary for that third party to elect a majority of our directors.

     Filling Vacancies in the Board of Directors. Our articles of incorporation and bylaws provide that any vacancy on our board of directors, other than by reason of removal of a director by the shareholders, but including vacancies resulting from any increase in the number of directors, may be filled:
     (1) by two-thirds of the remaining members of the board though less than a quorum; or
     (2) if no director remains, by the holders of the shares of capital stock who are entitled to vote for the director with respect to which the vacancy is being filled.
     Accordingly, our board of directors could temporarily prevent any shareholder from enlarging our board and filling the new directorships with such shareholder’s own nominees.
     Removal of Directors. Under our articles of incorporation and bylaws, a director may be removed from office only for cause by the vote of at least 75% of all of the classes of stock that are entitled to vote in the election of the director voting as a single class. These requirements are more difficult to meet than would otherwise be required by Georgia law and make it more difficult for a person trying to take control of our board of directors to remove our directors.
     Special Meetings of Shareholders and Actions by Written Consent of Shareholders. Under our articles of incorporation and bylaws, our board of directors, chairman or president may call a special meeting of the shareholders. Our shareholders do not have the ability to call special meetings of the shareholders. Additionally, under our articles of incorporation and bylaws, actions that are required to be taken or permitted to be taken at a meeting of the shareholders may be taken without a meeting of the shareholders if all of the shareholders entitled to vote on the action agree in writing to take action without a meeting. The inability of our shareholders to call a special meeting of the shareholders or to take action without a meeting, absent the written consent of all of the shareholders entitled to vote, makes it more difficult for a person attempting to take control of us to organize the shareholders or to arrange a shareholder meeting that may be necessary to take control.
     Constituency Considerations. Under our articles of incorporation, our board of directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of our employees, customers, suppliers, and creditors, the communities in which our offices or other establishments are located, and all other factors which our directors consider pertinent. By allowing our directors to consider factors outside of the corporation and its shareholders, our directors have more freedom to reject offers of persons attempting to take over control of us.
     Restrictions on Amendments of Our Bylaws. Our board of directors generally may alter, amend or repeal our bylaws or adopt new bylaws, and any bylaws adopted by our board of directors generally may be altered, amended or repealed by our shareholders. If our shareholders adopt or amend a bylaw, they may include in that bylaw a provision that prevents our board of directors from altering, amending or repealing that bylaw. Additionally, under our articles of incorporation and bylaws, some bylaw amendments or newly adopted bylaws must be approved by both our board of directors and our shareholders. These bylaw amendments, or newly adopted bylaws, include any that would alter or be inconsistent with provisions relating to:
     (1) the limitations on the liability of our directors;
     (2) the ability of our directors to consider constituencies such as our employees, customers, suppliers, creditors and the communities in which our offices or establishments are located, as well as any other factors that our board of directors may consider relevant, when making decisions;
     (3) our directors generally, including our directors’ ability to increase or decrease the size of our board of directors, our classified board of directors, the vote required to elect directors, the procedure for removing directors or the procedures for filling vacancies on the board of directors;
     (4) the calling of special meetings of the shareholders or the taking of action by the shareholders without a meeting of the shareholders;
     (5) indemnification of our officers, directors and others;
     (6) our adoption of Georgia law provisions concerning business combinations with interested persons; or
     (7) limitations on the ability of our shareholders to amend our bylaws.

Other
     Holders of our common stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class and have no conversion or sinking fund rights.
Transfer Agent
     The transfer agent and registrar for our common stock is Computershare, located in Atlanta, Georgia.
Description of Preferred Stock
General
     Under our articles of incorporation, our board of directors is authorized, without shareholder action, to authorize the issuance of up to 10,000,000 shares of our preferred stock, in one or more series. For each series of preferred stock, our board of directors may determine the voting powers, which shall not exceed one vote per share of preferred stock on any or all matters voted upon our shareholders generally, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions. As of the date of this prospectus, we have not designated or issued any series of preferred stock, other than the series A junior participating preferred stock, which we have designated, but not yet issued, in connection with our shareholder protection rights agreement.
Dividends
     Holders of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors out of legally available funds and as permitted under the terms of our credit agreement. Each dividend will be payable to holders of record as they appear on our stock ledger on the record dates that are fixed by our board of directors. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination and the rates may be fixed, variable or both. Dividends on any series of the preferred stock may be cumulative or noncumulative. No series of preferred stock will be entitled to participate in our earnings or assets.
Liquidation Rights
     In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, the holders of each series of our preferred stock will be entitled to receive liquidating distributions out of the assets available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or any other class or series of stock ranking junior to the series of preferred stock. If we voluntarily or involuntarily liquidate, dissolve or wind up, and the amounts payable relating to the preferred stock and any other shares of our stock of equal ranking in terms of liquidation rights are not paid in full, then the holders of our preferred stock and other securities will have a right to a ratable portion of our available assets, up to the full amount of liquidation preference that they have. The holders of the preferred stock will not be entitled to any other amounts once they have received the full payments to which they are entitled.
Voting Rights
     Under Georgia law, even if we issue a series of preferred stock that does not have voting rights, holders of that series of preferred stock will nonetheless have the right to vote as a class upon any proposed amendment to the articles of incorporation that would:
     (1) increase or decrease the aggregate number of authorized shares of that series;
     (2) effect an exchange or reclassification of all or part of the shares of the series into shares of another series;
     (3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the series;
     (4) change the designation, rights, preferences or limitations of all or a part of the shares of the series;
     (5) change the shares of all or part of the series into a different number of shares of the same series;
     (6) limit or deny an existing preemptive right of all or part of the shares of the series;

     (7) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series; or
     (8) cancel, redeem or repurchase all or part of the shares of the series.
     Georgia law also provides that shares of a series not otherwise entitled to vote on a merger are entitled to vote on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require approval by the holders of shares of that series.
Description of Series A Junior Participating Preferred Stock
General
     We have designated 500,000 shares of our preferred stock as series A junior participating preferred stock, which is reserved for issuance under our shareholder protection rights agreement. We may from time to time increase or decrease the number of shares of series A preferred stock reserved for issuance under the rights agreement. We will not issue any shares of our series A preferred stock other than under the rights agreement.
Dividends
     Each share of series A preferred stock will receive dividends at a rate per share equal to:
     (1) any dividends, except dividends payable in common stock, that are paid with respect to 150 shares of our common stock; and
     (2) on a quarterly basis, an amount per share of series A preferred stock equal to the excess of $1.00 over the total dividends per share of preferred stock during the immediately preceding three-month period.
Liquidation Rights
     In the event of liquidation, each holder of series A preferred stock will receive a preferred liquidation payment equal to the greater of:
     (1) $1.00; or
     (2) 150 times the per share amount paid, or to be paid, in respect of a share of our common stock.
Voting
     Each share of series A preferred stock, when issued, would currently be entitled to 150 votes per share, voting together and in the same class with our common stock.
Participation Rights in Mergers and Consolidations
     In the event of any merger, consolidation, statutory share exchange or other transaction in which shares of our common stock are exchanged, each share of series A preferred stock will be entitled to receive the per share consideration paid in respect of 150 shares of our common stock. The rights of holders of our series A preferred stock as to dividends, liquidation and voting, and in the event of mergers, statutory share exchanges and consolidations, are protected by customary anti-dilution provisions.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE NOTES, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a summary of certain U.S. federal income tax consequences of purchasing, holding and selling the notes, and where noted, the common stock received upon conversion of the notes. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax considerations different from those discussed below. Except where we state otherwise, this summary deals only with notes and our common stock received upon conversion of a note, when discussed, held as capital assets by a beneficial owner who purchases the notes upon their original issuance at the “issue price” of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.
     We do not address all of the tax consequences that may be relevant to a beneficial owner of the notes or our common stock received upon conversion of the notes. This summary does not address all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, such as banks, financial institutions, real estate investment trusts, broker-dealers, personal holding companies, regulated investment companies, certain U.S. expatriates, insurance companies, tax exempt entities or accounts, persons who hold the notes or our common stock received on conversion of the notes in a “straddle” or as part of a “hedging,” “conversion,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, or U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Further, we do not address:
•	the U.S. federal income tax consequences to partnerships or other pass-through entities and investors in such entities;

•	the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership or sale of the notes or our common stock; or

•	any state, local or foreign tax consequences of the acquisition, ownership and sale of the notes or our common stock.
     A U.S. Holder is a person that is a beneficial owner of our notes or common stock received upon conversion of a note and is:
•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state, including the District of Columbia, or any political subdivision thereof;

•	a trust if (1) a U.S. court can exercise primary supervision over its administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.
     A Non-U.S. Holder is a person that is a beneficial owner of our notes or common stock received upon conversion of a note (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
     If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our notes or common stock received upon conversion of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner in a partnership holding the notes, you should consult your own tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of the notes and the common stock into which the notes may be converted.

     No rulings have been sought or will be sought from the IRS with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.
     If you are considering purchasing the notes, you should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.
Treatment of U.S. Holders
Payments of Interest
     Payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).
Potential Payments of Additional Interest
     Under the terms of the notes, a failure to comply with our obligations under the registration rights agreement can result in our obligation to pay additional interest to the holders of the notes. These amounts would be in addition to the payment of stated interest and principal on our notes. More information on when these payments would be made can be found under “— Description of the Notes — Registrations Rights; Additional Interest.” We intend to take the position for U.S. federal income tax purposes that the possibility that such payments will have to be made is “remote” as that term is used in the Treasury regulations. As a result, the possibility that these payments might be made should not affect the timing, character or amount of income that a U.S. Holder will recognize over the term of the notes, or upon disposition of the notes. In addition, our decision to treat the possibility that additional interest could be paid as remote is binding on all U.S. Holders unless a U.S. Holder explicitly discloses in its tax return, for the first year that it owns the notes, that it is taking a contrary position. It is possible that the IRS may not agree with our position. If the IRS takes a contrary position and that position is upheld, the timing and amount of income recognized with respect to the notes or upon disposition of the notes could be accelerated and increased and the character of such income could change. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to you as ordinary interest income at the time it accrues or is paid in accordance with your regular method of tax accounting. In the event we pay additional interest on the notes, you should consult your own tax advisors regarding the treatment of such amounts.
Sale, Exchange, Redemption or Repurchase of the Notes
     Except as set out below under “— Treatment of U.S. Holders — Conversion of the Notes,” the sale, exchange, redemption, repurchase or other taxable disposition of a note will cause you to recognize gain or loss equal to the difference between the amount you received, which will be the sum of the cash and the fair market value of any property received (excluding any amount attributable to accrued but unpaid interest), and your adjusted tax basis in the notes. Your adjusted tax basis in the notes will generally equal the amount you paid for the notes. Any gain you recognize generally will be treated as a capital gain. Provided that you have held the notes for more than one year at the time of the disposition, such gain will be treated as long-term capital gain. Long-term capital gains recognized by certain non-corporate taxpayers are currently eligible to be taxed at a reduced tax rate. Any loss you recognize will be treated as a capital loss. The deductibility of capital losses is subject to limitations. If a capital loss from the sale, exchange, redemption or repurchase of the notes meets certain thresholds (generally $10 million for corporate U.S. Holders, other than S corporations, and $2 million for other U.S. Holders), you may be required to file a disclosure statement with the IRS. Finally, the portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income.
Conversion of the Notes
     If you convert the notes and receive only cash, your gain or loss will be the same as if you disposed of the notes in a taxable disposition, as described above under “— Treatment of U.S. Holders — Sale, Exchange, Redemption or Repurchase of the Notes.”
     If you convert the notes and receive a combination of stock and cash other than cash in lieu of a fractional share, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In accordance with this treatment, no loss would be recognized on the conversion, and the amount of gain recognized is the lesser of (i) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received upon conversion (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) minus your adjusted tax basis in the notes as described above under “— Treatment of U.S. Holders — Sale, Exchange, Redemption or Repurchase of the Notes,” or (ii) the amount of cash received (less any portion of the cash treated as paid for accrued but unpaid interest and any portion received in lieu of a fractional share). Subject to the discussion under “— Treatment of U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend, the gain recognized by you upon conversion of a note will generally be long term capital gain if you held the note for more than one year. Long-term capital gains recognized by certain non-corporate taxpayers are currently eligible to be taxed at a reduced tax rate. Your tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). Your holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.
     Alternatively, if the above-discussed conversion of a note into cash and shares of our common stock were not treated as a recapitalization, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, your aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. You generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by you (other than amounts attributable to accrued and unpaid interest) and your tax basis in the portion of the note treated as redeemed. See “— Treatment of U.S. Holders — Sale, Exchange, Redemption or Repurchase of the Notes” above. With respect to the portion of the note treated as converted, you generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and cash received attributable to accrued and unpaid interest), subject to the discussion under “— Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.
     With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.
     Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. Holder would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.
     A U.S. Holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “— Description of the Notes — Interest,” should consult its own tax advisor concerning the appropriate treatment of such payments.
Constructive Distributions
     The conversion price of the notes will be adjusted in certain circumstances. See the discussion under “— Description of the Notes — Conversion Rate Adjustments” above. Under Section 305(c) of the Code, a change in conversion rate (or a failure to make a change in a conversion rate) that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our shareholders. The adjustment to the conversion rate of notes converted in connection with a change in control, as described under “— Description of Notes — Make Whole Upon Certain Fundamental Change Transactions” above, also may be treated as a taxable stock distribution. Not all changes in the conversion rate that result in noteholders’ receiving more common stock on conversion, however, increase the noteholders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock distribution to the shareholders. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. Any deemed distributions will be taxable as a dividend (with your adjusted tax basis in the note or common stock (as the case may be) being increased by the amount of such dividend), return of capital or capital gain in accordance with the rules governing corporate distributions. It is not clear whether such deemed distributions will be eligible for the dividends received deduction or eligible for the reduced rate of 15% applicable to certain non-corporate U.S. Holders (currently effective for tax years through 2010). You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment.
Distributions on Common Stock
     In general, distributions with respect to our common stock received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in our common stock and thereafter as capital gain. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. Holder will qualify for taxation at the 15% rate (currently effective for tax years through 2010) if the U.S. Holder meets certain holding period and other applicable requirements.
Sale, Exchange, Redemption or Repurchase of Shares of Common Stock
     You will recognize capital gain or loss on the sale, exchange, redemption, repurchase or other disposition of our common stock received upon the conversion of a note. This capital gain or loss will equal the difference between the amount realized and your tax basis in the common stock. The amount realized would include the amount of any cash and the fair market value of any other property you received for the stock. Capital gain of a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. If you sell common stock at a loss that meets certain thresholds (generally $10 million for corporate U.S. Holders, other than S corporations, and $2 million for other U.S. Holders), you may be required to file a disclosure statement with the IRS.
Treatment of Non-U.S. Holders
     The following is a summary of U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of notes or shares of our common stock received upon conversion of a note. As described above, a “Non-U.S. Holder” is a person that is a beneficial owner of our notes or common stock received upon conversion of a note (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
     Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. The discussion below does not apply to such special circumstances. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Payments of Interest with Respect to the Notes
     Subject to the discussion below under “— Constructive Dividends,” if you are a Non-U.S. Holder, all interest payments made to you on the notes will be exempt from the 30% U.S. federal withholding tax and the U.S. federal income tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through sufficient stock ownership;

•	you are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code;

•	you certify to us or our paying agent, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) and provide your name, address and certain other required information or certain other certification requirements are satisfied or, if you hold your notes through certain qualified intermediaries, you satisfy the certification requirements of applicable Treasury regulations and the qualified intermediary provides certain certifications to us or our paying agent; and

•	such payments are not effectively connected with your conduct of a trade or business in the United States or, where an applicable income tax treaty applies, is not attributable to a U.S. permanent establishment maintained by you.
     The applicable Treasury regulations provide alternative methods for satisfying the certification requirements described in this section. In addition, under these Treasury regulations, special rules might apply to beneficial owners that own these notes through pass-through entities.
     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.
     Alternatively, if the payments of interest are effectively connected with your conduct of a trade or business in the United States or, where an applicable income tax treaty applies, is attributable to a U.S. permanent establishment maintained by you, payments of interest will not be subject to the 30% U.S. federal withholding tax if you provide us or our paying agent with a properly executed IRS Form W-8 ECI (or successor form), stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. In this situation, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a “United States person” as defined under the Code. In addition, if you are a foreign corporation, you may be subject to an additional “branch profits tax” equal to a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and other requirements.
Sale, Exchange, Redemption, Conversion or Repurchase of the Notes
     Any gain that a Non-U.S. Holder realizes upon the sale, exchange, redemption, repurchase, conversion or other disposition of our notes generally will not be subject to U.S. federal income tax (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Treatment of Non-U.S. Holders — Payments of Interest with Respect to the Notes” above) unless:
•	that gain is effectively connected with your conduct of a trade or business in the U.S. or, where an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by you;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the five-year period preceding such disposition, or your holding period, if shorter (in which case, as discussed below, the Non-U.S. Holder may be taxed for United States federal income tax purposes on any such gain on a net income basis at the graduated rates applicable to a U.S. Holder and the Non-U.S. Holder’s disposition proceeds may be subject to a 10% United States federal withholding tax, which will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability if certain procedures are followed).
     In general, we will be treated as a USRPHC if the fair market value of our United States real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a USRPHC at any given time, will depend on the particular facts and circumstances applicable at the time.
     We are not certain whether we are currently a USRPHC. Additionally, it is difficult to predict whether we will become a USRPHC in the future. However, even if we are a USRPHC, a “5% or less holder” that is not otherwise taxed under any other circumstances described above generally will not be taxed on any gain recognized on the disposition of the notes if, at any time during the calendar year of the disposition, our common stock was regularly traded on an established securities market within the meaning of the applicable Treasury Regulations.
     A 5% or less holder of notes is a Non-U.S. Holder of the notes that does not beneficially own, directly, indirectly or constructively, notes whose total fair market value, on the date they were acquired (and on the date or dates on which any additional notes were acquired), exceeds the fair market value on that date (or on the date or dates on which any additional notes were acquired) of 5% of all our common stock or, if the notes are treated as regularly traded on an established securities market within the meaning of the applicable Treasury regulations, a Non-U.S. Holder of the notes that did not beneficially own, directly, indirectly or constructively, more than 5% of the total fair market value of the notes at any time during the shorter of the five-year period ending on the date of disposition and the period that the notes was held by the Non-U.S. Holder.
     Our common stock is quoted on the NASDAQ Global Select Market. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on the NASDAQ Global Select Market by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price. Although we believe that it is likely that our common stock currently qualifies as regularly traded on an established securities market, no assurance can be provided that our common stock will continue to qualify as regularly traded in the future. Moreover, although not free from doubt, the notes should be considered to be regularly traded on an established securities market for any calendar quarter during which the notes are regularly quoted on an over-the-counter market located in the United States (i.e., any market reflected by the existence of any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets which are prepared and distributed by a broker or dealer in the regular course of business and which contain only quotations of such broker or dealer) by brokers or dealers that hold themselves out to buy or sell the notes at the quoted price.
     If we are treated as a USRPHC and our common stock is not considered to be regularly traded on an established securities market at any time during the applicable calendar year, then a 5% or less holder will be taxed for United States federal income tax purposes on any gain recognized on the disposition of the notes on a net income basis at the graduated rates applicable to a U.S. Holder and in such case, the person acquiring the notes from a 5% or less holder generally will have to withhold 10% of the amount of the proceeds of the disposition, which will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability if certain procedures are followed.
     A Non-U.S. Holder who realizes gain described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. A Non-U.S. Holder that is a foreign corporation and that realizes gain described in the first and third bullet points above may, in addition to being subject to tax on the gain at regular graduated U.S. federal income tax rates, be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A Non-U.S. Holder who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. We urge all Non-U.S. Holders to consult their own tax advisors regarding the application of these rules to them.
Distributions on Common Stock
     In general, distributions with respect to our common stock received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a Non-U.S. Holder’s basis in our common stock and thereafter as capital gain, the tax consequences of which are discussed below. See “— Treatment of Non-U.S. Holders — Sale, Exchange, Redemption, or Repurchase of Shares of Common Stock.” Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. or, where an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, are not subject to the 30% U.S. federal withholding tax if the Non-U.S. Holder provides a Form W-8

ECI as described above; rather, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
     A Non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund on a timely basis with the IRS.
Constructive Dividends
     Under certain circumstances, a Non-U.S. Holder may be deemed to have received a constructive dividend, see “— Treatment of U.S. Holders — Constructive Distributions” above. Any constructive dividend deemed paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. It is possible that U.S. federal tax on the constructive dividend would be withheld from interest paid on the notes, distributions on the stock, shares of stock or proceeds subsequently paid or credited to the Non-U.S. Holder of the notes. A Non-U.S. Holder who is subject to U.S. federal withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
Sale, Exchange, Redemption or Repurchase of Shares of Common Stock
     Any gain that a Non-U.S. Holder realizes upon the sale, exchange, redemption, repurchase or other disposition of a share of our common stock, received on conversion of the notes, generally will not be subject to U.S. federal income tax, unless:
•	that gain is effectively connected with your conduct of a trade or business in the U.S. or, where an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by you;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the five-year period preceding such disposition or the holding period that the Non-U.S. Holder held the common stock, if shorter (in which case, as discussed below, the Non-U.S. Holder may be taxed for United States federal income tax purposes on any such gain on a net income basis at the graduated rates applicable to a U.S. Holder and the Non-U.S. Holder’s disposition proceeds may be subject to a 10% United States federal withholding tax, which will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability if certain procedures are followed).
     As stated above, we are not certain whether we are currently a USRPHC for U.S. federal income tax purposes. Additionally, it is difficult to predict whether we will become a USRPHC.
     If we are a USRPHC, a “5% or less holder” that is not otherwise taxed under any other circumstances described above generally will not be taxed on any gain recognized on the disposition of shares of our common stock if, at any time during the calendar year of the disposition, our common stock was regularly traded on an established securities market within the meaning of the applicable Treasury regulations. Although we believe that it is likely that our common stock currently qualifies as regularly traded on an established securities market, no assurance can be provided that our common stock will continue to qualify as regularly traded in the future.
     A 5% or less holder of shares of our common stock is a Non-U.S. Holder that does not beneficially own, directly, indirectly or constructively, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition and the period that our common stock was held by the Non-U.S. Holder.
     If we are treated as a USRPHC and our common stock is not considered to be regularly traded on an established securities market at any time during the applicable calendar year, then a 5% or less holder will be taxed for United States federal income tax purposes on any gain recognized on the disposition of the common stock on a net income basis at the graduated rates applicable to a U.S. Holder and in such case, the person acquiring the common stock from a 5% or less holder generally will have to withhold 10% of the amount of the proceeds of the disposition, which will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability if certain procedures are followed.
     A Non-U.S. Holder who realizes gain described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. A Non-U.S. Holder that is a foreign corporation and that realizes gain described in the first and third bullet points above will be subject to tax on the gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty. We urge all Non-U.S. Holders to consult their own tax advisors regarding the application of these rules to them.
Backup Withholding and Information Reporting
     If you are a U.S. Holder of our notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient, such as a corporation. If you are not otherwise exempt and you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the Internal Revenue Service may require us to withhold federal income tax at the rate set by Section 3406 of the Code from those payments. The backup withholding tax rate is currently 28%.
     We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Treatment of Non-U.S. Holders — Payments of Interest with Respect to the Notes,” “— Treatment of Non-U.S. Holders — Payments on Common Stock,” and “Treatment of Non-U.S. Holders — Constructive Dividends” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides pursuant to a tax treaty or other agreements. Payments to Non-U.S. Holders of dividends on our common stock or interest on the notes will generally not be subject to backup withholding, provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and you have given us the certification described above under “— Treatment of Non-U.S. Holders — Payments of Interest with Respect to the Notes.”
     In addition, if you are a Non-U.S. Holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above under “Treatment of Non-U.S. Holders — Payments With Respect to the notes” and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS
     The notes were originally issued by us in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Selling securityholders, including any non-sale transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible pursuant to this prospectus or any prospectus supplement.
     The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales.

	Principal	Number of			Shares of
	Amount	Shares of			Common
	of Notes	Common	Conversion	Notes Owned	Stock
	Beneficially	Stock	Shares of	After	Owned After
	Owned	Owned Prior	Common Stock	Completion	Completion
	that may be	to this	that may be	of this	of this
Name of Selling Securityholder	Sold	Offering(1) (2)	Sold (2)	Offering(3)	Offering (3)
ACE Tempest Reinsurance Ltd. (17)	$270,000	6,201	6,201	0	0
Alexandra Global Master Fund Ltd.(9)	$20,000,000	459,380	459,380	0	0
Alpine Associates	$5,564,000	127,799	127,799	0	0
Alpine Associates II, LP	$490,000	11,254	11,254	0	0
Alpine Partners, LP	$824,000	18,926	18,926	0	0
Arkansas PERS	$610,000	14,011	14,011	0	0
Basso Fund Ltd.(10)	$150,000	3,445	3,445	0	0
Basso Holdings, Ltd.	$2,190,000	50,302	50,302	0	0
Basso Multi-Strategy Holding Fund Ltd.	$480,000	11,025	11,025	0	0
Boilermakers Blacksmith Pension Trust	$665,000	15,274	15,274	0	0
Calyon S/A	$3,000,000	68,907	68,907	0	0
Canadian Imperial Holdings Inc.	$5,000,000	114,845	114,845	0	0
Chrysler Corporation Master Retirement Trust(17)	$1,210,000	27,792	27,792	0	0
Citadel Equity Fund, Ltd.(13)	$15,000,000	344,535	344,535	0	0
Citigroup Global Markets Inc.	$8,000,000	183,752	183,752	0	0

	Principal	Number of			Shares of
	Amount	Shares of			Common
	of Notes	Common	Conversion	Notes Owned	Stock
	Beneficially	Stock	Shares of	After	Owned After
	Owned	Owned Prior	Common Stock	Completion	Completion
	that may be	to this	that may be	of this	of this
Name of Selling Securityholder	Sold	Offering(1) (2)	Sold (2)	Offering(3)	Offering (3)
Columbia Convertible Securities Fund	$2,000,00	45,938	45,938	0	0
Daimler Chrysler Corp EMP#1 Pension Plan DTD 4/1/89	$3,496,000	80,299	80,299	0	0
Delaware Public Employees Retirement System(17)	$685,000	15,733	15,733	0	0
Delta Airlines Master Trust	$145,000	3,330	3,330	0	0
Delta Air Lines Master Trust — CV(17)	$210,000	4,823	4,823	0	0
Delta Pilots Disability & Survivorship Trust — CV(17)	$145,000	3,330	3,330	0	0
Five Sticks, LP(14)	$180,000	4,134	4,134	0	0
FPL Group Employees Pension Plan	$270,000	6,201	6,201	0	0
F.M. Kirby Foundation, Inc. (17)	$215,000	4,938	4,938	0	0
Franklin and Marshall College	$84,000	1,929	1,929	0	0
Froley Revy Alternatives Strategies	$300,000	6,890	6,890	0	0
GLG Market Neutral Fund(6)	$10,000,000	229,690	229,690	0	0
Good Steward Trading Co., SPC Class F	$122,000	2,802	2,802	0	0
Highbridge Convertible Arbitrage Master Fund LP(7)	$1,450,000	33,305	33,305	0	0
Highbridge International LLC(8)	$13,050,000	299,745	299,745	0	0
Institutional Benchmarks Series (Master Feeder) Ltd.	$1,300,000	29,859	29,859	0	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(17)	$120,000	2,756	2,756	0	0
International Truck & Engine Corporation Retiree Health Benefit Trust(17)	$70,000	1,607	1,607	0	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(17)	$65,000	1,492	1,492	0	0
KBC Financial Products USA Inc.(15)	$3,750,000	86,133	86,133	0	0

	Principal	Number of			Shares of
	Amount	Shares of			Common
	of Notes	Common	Conversion	Notes Owned	Stock
	Beneficially	Stock	Shares of	After	Owned After
	Owned	Owned Prior	Common Stock	Completion	Completion
	that may be	to this	that may be	of this	of this
Name of Selling Securityholder	Sold	Offering(1) (2)	Sold (2)	Offering(3)	Offering (3)
Linden Capital LP	$4,000,000	91,876	91,876	0	0
Microsoft Capital Group, LP(17)	$120,000	2,756	2,756	0	0
National Railroad Retirement Investment Trust(17)	$1,010,000	23,198	23,198	0	0
Nuveen Preferred and Convertible Fund JQC	$2,595,000	59,604	59,604	0	0
Nuveen Preferred and Convertible Income Fund JPC	$1,835,000	42,148	42,148	0	0
OCM Global Convertible Securities Fund(17)	$130,000	2,985	2,985	0	0
OCM Convertible Trust(17)	$370,000	8,498	8,498	0	0
Partner Reinsurance Company Ltd. (17)	$265,000	6,086	6,086	0	0
Qwest Occupational Health Trust(17)	$85,000	1,952	1,952	0	0
Qwest Pension Trust(17)	$685,000	15,733	15,733	0	0
Rampart Enhanced Convertible Divestors, LLC	$626,000	14,378	14,378	0	0
San Diego County Employees’ Retirement Association	$1,800,000	41,344	41,344	0	0
Silvercreek Limited Partnership	$9,000,000	206,721	206,721	0	0
Silvercreek II Limited	$6,000,000	137,814	137,814	0	0
State of Oregon Equity	$1,745,000	40,080	40,080	0	0
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (17)	$195,000	4,478	4,478	0	0
UnumProvident Corporation(17)	$175,000	4,019	4,019	0	0
Vanguard Convertible Securities Fund, Inc.(17)	$2,210,000	50,761	50,761	0	0
Vicis Capital Master Fund(16)	$6,000,000	137,814	137,814	0	0
Virginia Retirement System(17)	$960,000	22,050	22,050	0	0

	Principal	Number of				Shares of
	Amount	Shares of				Common
	of Notes	Common	Conversion		Notes Owned	Stock
	Beneficially	Stock	Shares of		After	Owned After
	Owned	Owned Prior	Common Stock		Completion	Completion
	that may be	to this	that may be		of this	of this
Name of Selling Securityholder	Sold	Offering(1) (2)	Sold (2)		Offering(3)	Offering (3)
Wachovia Capital Markets LLC	$3,500,000	80,391	80,391		0	0
Zazove Convertible Arbitrage Fund L.P.	$1,300,000	29,859	29,859		0	0
Zazove Hedged Convertible Fund, L.P.	$2,600,000	59,719	59,719		0	0
Total(4)	$148,316,000	3,406,646	3,406,646	(5)	0	0

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 22.9690 shares of common stock per each $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See “Description of Notes — Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(3)	We do not know when or in what amounts a selling securityholder may offer the notes or shares of common stock for sale. The selling securityholders might not sell any or all of the notes or shares of common stock offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of common stock, we cannot estimate the number of the notes or shares of common stock that will be held by the selling securityholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the notes or shares of common stock covered by this prospectus will be held by the selling securityholders.

(4)	Information about additional selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in post-effective amendments to this prospectus before those securityholders make any offers or sales pursuant to this prospectus. We have assumed that any other selling securityholders, or any non-sale future transferee, pledge, donee or successor of any such other selling securityholders, do not beneficially own any shares of our common stock other than the shares of common stock issuable upon conversion of the notes. The information included with respect to each selling securityholder included in this table, and the aggregate principal amount of notes owned by each selling securityholder, have been so included in reliance on information provided to us by such selling securityholder. We have received questionnaires from selling securityholders representing notes in an aggregate principal amount in excess of the amount that we issued in the private placement. We cannot verify whether any questionnaires were received from selling securityholders who have subsequently sold their notes, and therefore have included in the table all selling securityholders from whom we received questionnaires.

(5)	We will issue cash for all fractional shares of common stock based on the closing sale price of the common stock on the trading day immediately preceding the conversion date.

(6)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein.

(7)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund LP and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund LP. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund LP. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund LP.

(8)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(9)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to Alexandra Global Master Fund Ltd. (beneficial owner). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Alexandra disclaims beneficial ownership of such shares of common stock. Mikhail A. Filimonov (“Fliimonov”) is a managing member of Alexandra. By reason of such relationship, Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Filimonov disclaims beneficial ownership of such shares of common stock.

(10)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to Basso Fund Ltd. Mr. Fischer disclaims ultimate beneficial ownership of the shares.

(11)	Basso is the Investment Manager to Basso Holdings Ltd. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to Basso Holdings Ltd. Mr. Fischer disclaims ultimate beneficial ownership of the shares.

(12)	Basso is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to Basso Multi-Strategy Holding Fund Ltd. Mr. Fischer disclaims ultimate beneficial ownership of the shares.

(13)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd., and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(14)	Basso is the Investment Manager to Five Sticks, L.P. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to Five Sticks, L.P. Mr. Fischer disclaims ultimate beneficial ownership of the shares.

(15)	KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which is turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(16)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally, but disclaim individual ownership of the shares.

(17)	Oaktreee Capital Management LLC is the investment manager of the Selling Securityholder with respect to the aggregate principal amount of securities listed herein. It does not own any equity interest in such Selling Securityholder, but has voting and dispositive power over the aggregate principal amount of the securities listed next to such Selling Securityholder’s name. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for the Selling Securityholder. Mr. Keele, Oaktree Capital Management LLC and all employees and members of Oaktree Capital Management LLC disclaim beneficial ownership of the shares held by the Selling Securityholder, except for their pecuniary interest therein.

PLAN OF DISTRIBUTION
     The notes and the underlying common stock may be sold from time to time to purchasers directly by the selling securityholders and through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved.
     The notes and the underlying common stock may be sold in one or more transactions at:
•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.
     The sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the notes and the underlying common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing and exercise of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.
     In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with brokers, dealers or other financial institutions. These brokers, dealers or other financial institutions may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to brokers or dealers that, in turn, may sell the notes and the underlying common stock. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker, dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.
     The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them will be the purchase price of the notes or the underlying common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or the underlying common stock to be made directly or through agents. We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus.
     In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders and any brokers, dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” under the securities laws. As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker, dealer or agent might be deemed to be underwriting discounts or commissions under the securities laws. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to liabilities including, but not limited to, those under the securities laws. Selling securityholders who are deemed underwriters will be subject to the prospectus delivery requirements of the securities laws.
     If the notes or the underlying common stock are sold through underwriters, brokers or dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent commissions.
     We do not know when or whether any selling securityholder will sell any or all of the notes or the underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The selling securityholders may not sell any or all of the notes or the underlying common stock and may not transfer, devise or gift these securities by other means not described in this prospectus.
     The selling securityholders have acknowledged that they and other persons participating in any distribution will be subject to the securities laws and rules, including Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other persons. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This restriction may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.
     At the time a particular offering of the notes or the underlying common stock is made and to the extent required, the specific notes or the underlying common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
     Under the registration rights agreement, we and the selling securityholders will be indemnified by one another against liabilities, including some liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.
     We have agreed to pay substantially all of the expenses incidental to the registration of the notes and the underlying common stock other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS
     Alston & Bird LLP, New York, New York, will pass upon the validity of the notes and the common stock issuable upon conversion of the notes.
EXPERTS
     The consolidated financial statements of RARE Hospitality International, Inc. and subsidiaries as of December 31, 2006 and December 25, 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to a change to the method of accounting for share based payment and a change to the method of quantifying errors.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy materials that we have filed with the SEC at their public reference room located in Room 1580 at 100 F St., N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
     Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov or at our Internet website at http://www.rarehospitality.com. The information on our website does not constitute a part of this prospectus and is not incorporated herein by reference.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “RARE.”
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to incorporate by reference into this prospectus information we file with the SEC. Specifically, we are incorporating by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until the termination of the offering by the selling securityholders pursuant to this prospectus. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (filed with the SEC on March 1, 2007), including the information specifically incorporated by reference into our Form 10-K from our proxy statement for our 2007 Annual Meeting of Shareholders (to be filed with the SEC).

•	Our current reports on Form 8-K filed on January 11, 2007, February 20, 2007 and March 5, 2007.
     You may request a copy of these filings (other than exhibits, unless they are specifically incorporated by reference in those documents), at no cost, by writing to or telephoning us at the following address:
RARE Hospitality International, Inc.
8215 Roswell Road, Building 600
Atlanta, Georgia 30350
Attention: Tessa Sweany
Phone: 770-399-9595

     The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.
     If at any time we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued on conversion thereof.

$125,000,000
2.50% Convertible Senior Notes due 2026

PROSPECTUS
March 29, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$3,837.50
Accounting Fees and Expenses	12,000.00
Legal Fees and Expenses	15,000.00
Printing Expenses	5,000.00
Miscellaneous Expenses	$2,000.00

Total	$37,837.50
          The foregoing items payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder, except for the Securities and Exchange Commission registration fee, are estimated. We will pay all of the above expenses.
Item 15. Indemnification of Directors and Officers
     Article IX of the Registrant’s By-laws, as amended (“Article IX”), provides that the Registrant is required to indemnify and hold harmless any individual who is made a party to a threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A person’s conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement for indemnification.
          The Registrant shall not indemnify a person under Article IX in connection with (i) a proceeding by or in the right of the Registrant in which such person was adjudged liable to the Registrant, unless, and then only to the extent that a court of competent jurisdiction acting pursuant to Article IX or Section 14-2-854 of the Georgia Business Corporation Code, determines that, in view of the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnification, or (ii) any proceeding in which such person was adjudged liable on the basis that he improperly received a personal benefit, unless, and then only to the extent that, a court of competent jurisdiction acting pursuant to Article IX or Section 14-2-854 of the Georgia Business Corporation Code determines that, in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnification.
          Indemnification permitted under Article IX in connection with a proceeding by or in the right of the Registrant shall include reasonable expenses, penalties, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement in connection with the proceeding, but, unless ordered by a court, shall not include judgments.
          Regardless of whether a proposed indemnitee has met the applicable standard of conduct set forth in Article IX, the Registrant shall not indemnify a person under Article IX for any liability incurred in a proceeding in which the person is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant:
(i)	for any appropriation, in violation of his duties, of any business opportunity of the Registrant;

(ii)	for acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii)	for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or for any transaction from which he received an improper personal benefit.

Item 16. Exhibits
     The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description

4.1	Indenture, dated as of November 22, 2006, between RARE Hospitality International, Inc. and The Bank of New York Trust Company, N.A., as Trustee (relating to RARE’s $125,000,000 of 2.50% Convertible Senior Notes due November 15, 2026) (incorporated by reference from Exhibit 4.1 to the current report on Form 8-K filed by RARE Hospitality International, Inc. on November 24, 2006)

4.2	Registration Rights Agreement, dated as of November 22, 2006, between RARE Hospitality International, Inc. and Wachovia Capital Markets, LLC, as representative of the initial Purchasers named in the Purchase Agreement dated November 16, 2006 (incorporated by reference from Exhibit 4.2 to the current report on Form 8-K filed by RARE Hospitality International, Inc. on November 24, 2006)

4.3	Form of 2.50% Convertible Senior Note due November 15, 2026 (included in Exhibit 4.1)

5.1	Opinion of Alston & Bird LLP regarding legality of the Securities

12	Statement of the Computation of the Ratio of Earnings to Fixed Charges (incorporated by reference from Exhibit 12.1 to the annual report on Form 10-K filed by RARE Hospitality International, Inc. on March 1, 2007)

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

25.1	Statement of Eligibility of Trustee on Form T-1
Item 17. Undertakings
A. Rule 415 Offering
     The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
B. Subsequent Documents Incorporated By Reference
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Indemnification of Officers, Directors and Controlling Persons
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 29, 2007.

RARE HOSPITALITY INTERNATIONAL, INC.
By:	/s/ Philip J. Hickey, Jr.
Philip J. Hickey, Jr.
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that we, the undersigned officers and directors of RARE Hospitality International Inc. hereby severally constitute Philip J. Hickey, Jr. and W. Douglas Benn, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable RARE Hospitality International Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2007:

Name	Title

/s/ Philip J. Hickey, Jr.	Chairman of the Board and Chief Executive
Philip J. Hickey, Jr.	Officer (Principal Executive Officer)

/w/ W. Douglas Benn	Executive Vice President, Finance, Chief
W. Douglas Benn	Financial Officer and Secretary

/s/ Benjamin A. Waites	Vice President, Controller and Chief Accounting
Benjamin A. Waites	Officer (Principal Accounting Officer)

/s/ Roger L. Boeve Roger L. Boeve	Director

/s/ Carolyn H. Byrd Carolyn H. Byrd	Director

/s/ Don L. Chapman Don L. Chapman	Director

/s/ James D. Dixon James D. Dixon	Director

/s/ Dick R. Holbrook Dick R. Holbrook	Director

/s/ Lewis H. Jordan Lewis H. Jordan	Director

/s/ Eugene I. Lee, Jr. Eugene I. Lee, Jr.	President, Chief Operating Officer and Director

/s/ Ronald W. San Martin Ronald W. San Martin	Director